UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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QUICKSILVER RESOURCES INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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QUICKSILVER RESOURCES INC.
777 West Rosedale Street
Fort Worth, Texas 76104
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

When is the annual meeting?	•	9:00 a.m. Central Daylight Time, May 19, 2010

Where is the annual meeting held?	•	Fort Worth Club 306 West Seventh Street, 12th Floor Fort Worth, Texas 76102

What are the items of business?	•	Elect two directors, Anne Darden Self and Steven M. Morris

	•	Transact such other business as may properly come before the meeting, and any adjournment or postponement thereof

Who can vote?	•
You can vote if you were a stockholder of record on March 25, 2010. Your shares can be voted at the meeting only if you are present or represented by a valid proxy. Whether or not you plan to attend the annual meeting, Quicksilver encourages you to vote by proxy at your earliest convenience.

How can I vote?	•	Your vote is important. Please vote in one of the following ways:

•   By proxy — submit your instructions over the internet or by telephone or complete, sign, date and promptly return the enclosed proxy card (or if you are a participant in the Quicksilver 401(k) Plan, the enclosed voting instruction card) in the pre-addressed, postage-paid envelope.

•   In person — submit a ballot at the annual meeting on May 19, 2010. If your shares are held in “street name” (that is, in the name of a bank, broker or other holder of record), you must obtain a proxy from that entity and bring it with you to hand in with your ballot, in order to be able to vote your shares at the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 19, 2010: The proxy statement and Quicksilver’s annual report to security holders are also available for your review at www.proxydocs.com/kwk.
John C. Cirone
Senior Vice President, General Counsel and Secretary
April 7, 2010

NOTE:	All share information included in this proxy statement has been adjusted to reflect, as necessary, (i) a two-for-one stock split in June 2004, (ii) a three-for-two stock split in June 2005, and (iii) a two-for-one stock split in January 2008.

QUICKSILVER RESOURCES INC.
777 West Rosedale Street
Fort Worth, Texas 76104
PROXY STATEMENT
GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
What is the purpose of this proxy statement?
     The purpose of this proxy statement is to provide information regarding matters to be voted on at the annual meeting of stockholders of Quicksilver Resources Inc. to be held on May 19, 2010. Additionally, it contains certain information that the Securities and Exchange Commission, or SEC, and the New York Stock Exchange, or NYSE, require Quicksilver to provide to its stockholders. This proxy statement is also the document used by Quicksilver’s Board of Directors to solicit proxies to be used at the annual meeting. Quicksilver pays the costs of soliciting proxies. Proxies are solicited to give all stockholders of record an opportunity to vote on the matters to be presented at the annual meeting, even if they cannot attend the meeting.
When is the proxy statement being mailed?
     This proxy statement is first being mailed to Quicksilver’s stockholders on or about April 7, 2010.
Who is entitled to vote on the matters discussed in this proxy statement?
     You are entitled to vote if you were a stockholder of record of Quicksilver common stock as of the close of business on March 25, 2010. Your shares can be voted at the meeting only if you are present or represented by a valid proxy. If your shares are held in street name, you must obtain a proxy, executed in your favor, from your bank, broker or other holder of record to be able to vote at the annual meeting.
How many votes do I have?
     Each share of Quicksilver common stock that you held on March 25, 2010 entitles you to one vote at the annual meeting. At the close of business on March 25, 2010, there were a total of 170,254,831 shares of Quicksilver common stock outstanding that are entitled to vote at the annual meeting.
How can I vote?
     You can vote in person by completing a ballot at the annual meeting, or you can vote prior to the meeting by proxy. Whether or not you plan to attend the annual meeting, Quicksilver encourages you to vote by proxy at your earliest convenience. You may vote by proxy over the internet, by telephone or by mail as discussed below.
How do I vote by proxy?
     If you choose to vote your shares by proxy, you have the following options:
•	Over the internet — you can vote over the internet at the web address shown on your proxy card. Internet voting is available 24 hours a day, seven days a week. If you vote over the internet, you should not return your proxy card.

•	By telephone — you can vote by telephone by calling the toll-free number on your proxy card. Telephone voting is available 24 hours a day, seven days a week. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. If you vote by telephone, you should not return your proxy card.

•	By mail — you can vote by mail by completing, signing, dating and mailing your proxy card to the Secretary of Quicksilver in the pre-addressed, postage-paid envelope provided. If you sign your proxy card but do not specify how you want your shares to be voted, your shares will be voted as recommended by the Board. If you mail the proxy card, but fail to sign it your vote cannot be counted.

How can I vote my shares held in the Quicksilver 401(k) Plan?
     If you participate in the Quicksilver 401(k) Plan, you will receive a voting instruction card that lists shares of Quicksilver common stock credited to your 401(k) Plan account as of the closing of business on March 25, 2010. To cast your vote with respect to these shares, you must instruct The Charles Schwab Trust Company, the trustee for the 401(k) Plan, as to how to vote your shares held in the 401(k) Plan through one of the following options:
•	Over the internet — you can instruct the trustee how to vote over the internet at the web address shown on your voting instruction card. Internet voting instructions may be submitted 24 hours a day, seven days a week. If you instruct the trustee how to vote over the internet, you should not return your voting instruction card.

•	By telephone — you can instruct the trustee how to vote by telephone by calling the toll-free number on your voting instruction card. Telephone voting instructions may be submitted 24 hours a day, seven days a week. Easy-to-follow voice prompts allow you to instruct the trustee how to vote your shares and confirm that your instructions have been properly recorded. If you instruct the trustee how to vote by telephone, you should not return your voting instruction card.

•	By mail — you can instruct the trustee how to vote by mail by completing, signing, dating and mailing your voting instruction card to the trustee in the pre-addressed, postage-paid envelope provided.
     To allow the trustee sufficient time to vote shares held in the 401(k) Plan, you must submit your voting instructions by 11:59 p.m. Eastern Daylight Time on May 11, 2010. If you do not instruct the trustee how to vote your shares held in the 401(k) Plan, those shares will be voted in the same proportion as the shares held in the 401(k) Plan for which voting instructions are received.
Can I change my mind after I vote?
     If you vote by proxy, you can revoke that proxy at any time before it is voted at the annual meeting. You can do this by:
•	giving written notice to the Secretary of Quicksilver at 777 West Rosedale Street, Fort Worth, Texas 76104;

•	voting again over the internet or by telephone;

•	signing another proxy card with a later date and returning it prior to the annual meeting; or

•	attending the annual meeting in person and casting a ballot.
What constitutes a quorum for the annual meeting?
     A majority of Quicksilver common stock entitled to vote must be present, either in person or by proxy, in order to constitute a quorum necessary to conduct the annual meeting. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present at the meeting. Broker non-votes are shares held by a broker or nominee that are represented at the meeting, but with respect to which the beneficial owner of the shares has not instructed the broker or nominee on how to vote the shares on a particular matter and with respect to which the broker or nominee does not have discretionary authority to vote on the matter.
How many votes are required to elect the director nominees?
     Directors are elected by a plurality of the votes present in person or by proxy entitled to vote, which means that the two nominees who receive the highest number of valid votes will be elected as directors. Abstentions and broker non-votes will not have any effect on the outcome of the election of directors.
Where else are proxy materials available?
     The proxy statement and Quicksilver’s annual report to security holders are also available for your review at www.proxydocs.com/kwk.
Where can I find directions to the annual meeting location?
     Directions to the Fort Worth Club are available at www.fortworthclub.com.

CORPORATE GOVERNANCE MATTERS
The Board of Directors
     At the date of this proxy statement, the Board consists of seven members, four of whom are non-employee directors. Quicksilver’s Certificate of Incorporation provides that the Board will have not less than three nor more than nine members as fixed from time-to-time by vote of a majority of the entire Board. A majority of the entire Board previously fixed the number of directors at seven.
     The Board is currently divided into three classes with three-year terms. The terms are staggered so that the term of one class expires at each annual meeting of Quicksilver’s stockholders. Two director nominees, Ms. Anne Darden Self and Mr. Steven M. Morris, have been nominated for election at the annual meeting. Ms. Self and Mr. Morris are standing for re-election to the Board by the stockholders of Quicksilver.
     The age, principal occupation and certain other information for each director nominee and other directors serving unexpired terms are set forth below. Also presented below is information regarding each director’s experience, qualifications, attributes and skills that led the Nominating and Corporate Governance Committee and the Board to the conclusion that he or she should serve as a director of Quicksilver.
      Nominees for election at this meeting to a term expiring in 2013:
•	Anne Darden Self, age 52, has served on the Board since September 1999 and became Quicksilver’s Vice President — Human Resources in July 2000. Ms. Self has also served as President of Mercury Exploration Company since 2000. She served as Vice President — Human Resources of Mercury Exploration from 1992 to 2000. We believe Ms. Self’s qualifications to serve on the Board include her executive leadership and management experience, her depth of knowledge of Quicksilver and 10 years of experience as a director of Quicksilver.

•	Steven M. Morris, age 58, has served on the Board since March 1999. Mr. Morris is a Certified Public Accountant and has served as President of Morris & Company, a private investment firm, since 1992. We believe Mr. Morris’ qualifications to serve on the Board include his experience in public accounting and his 23 years of experience in the oil and gas industry, including 10 years as director of Quicksilver.
     Directors whose terms expire in 2011:
•	Thomas F. Darden, age 56, has served on the Board since December 1997 and became Chairman of the Board in March 1999. He was elected as a director of Quicksilver Gas Services GP LLC, Quicksilver’s subsidiary and the general partner of Quicksilver Gas Services LP (“KGS”), in July 2007. Prior to joining Quicksilver, Mr. Darden was employed by Mercury Exploration Company for 22 years in various executive level positions. We believe Mr. Darden’s qualifications to serve on the Board include his strategic, operating and marketing expertise from 34 years of experience in the oil and gas industry, his depth of knowledge of Quicksilver and his positions with Quicksilver and Quicksilver Gas Services GP LLC.

•	W. Byron Dunn, age 56, has served on the Board since October 2007. Mr. Dunn has been a Principal of Tubular Synergy Group L.P., a wholesale marketer of steel tubular products, since February 2008. Prior to that, Mr. Dunn served with Lone Star Steel Company, a subsidiary of Lone Star Technologies, Inc., for 32 years, including as President and Chief Executive Officer from August 1997 until retiring in June 2007. We believe Mr. Dunn’s qualifications to serve on the Board include his extensive executive leadership and management experience in the oil and gas service industry, including as Chief Executive Officer of a subsidiary of a publicly-traded company.

•	Mark J. Warner, age 46, has served on the Board since March 1999. Mr. Warner has served as Senior Director of Natural Resource Investments of The University of Texas Investment Management Company since November 2007. Mr. Warner served as the Director of Corporate Development of PointOne, a telecommunications company, from April 2004 to November 2007. Mr. Warner served as

Senior Vice President of Growth Capital Partners, L.P., an investment banking firm, from 2000 to 2004 and as Director of Domestic Finance of Enron Corporation, an energy company, from 1995 to 2000. Mr. Warner previously served as a director for Hornbeck Offshore Services, a marine transport provider, from 1998 to 2001. We believe Mr. Warner’s qualifications to serve on the Board include his 25 years of experience in the oil and gas industry, his investing and transactional experience, particularly in the energy industry, and his 10 years of experience as a director of Quicksilver.
     Directors whose terms expire in 2012:
•	Glenn Darden, age 54, has served on the Board since December 1997 and became our Chief Executive Officer in December 1999. He served as Quicksilver’s Vice President until he was elected President and Chief Operating Officer in March 1999. He was elected as a director of Quicksilver Gas Services GP LLC in March 2007. Prior to working for Quicksilver, he served with Mercury Exploration Company for 18 years, the last five as Executive Vice President. Prior to working for Mercury, Mr. Darden worked as a geologist for Mitchell Energy Company LP (subsequently merged with Devon Energy). We believe Mr. Darden’s qualifications to serve on the Board include his depth of knowledge of Quicksilver, including its strategies, operations and markets, his 30 years of experience in the oil and gas industry and his positions with Quicksilver and Quicksilver Gas Services GP LLC.

•	W. Yandell Rogers, III, W. Yandell Rogers, III, age 47, has served on the Board since March 1999. Since 2008, Mr. Rogers has served as Chief Executive Officer of Lewiston Atlas Ltd., a privately-owned holding company with investments in service, manufacturing and oil and gas interests since 2008. He served as Chief Executive Officer of Priest River Ltd., a privately-owned holding company, from 2002 to 2008. He served as Chief Executive Officer of Ridgway’s, Inc., a provider of reprographics to the engineering and construction industries, from 1997 to 2002. We believe Mr. Roger’s qualifications to serve on the Board include his executive leadership and management experience, his depth of knowledge of Quicksilver and 10 years of experience as a director of Quicksilver.
Family Relationship Among Directors
     Thomas F. Darden, Glenn Darden and Anne Darden Self are siblings.
Independent Directors
     An important component of a strong company is an independent Board that is accountable to Quicksilver and its stockholders. Quicksilver’s Board has been comprised of a majority of independent directors since 1999. The categorical independence standards for directors adopted by the Board appear in the Corporate Governance section of Quicksilver’s website (www.qrinc.com/corporate_governance).
     The Board determined that each of Messrs. Dunn, Morris, Rogers and Warner, as well as James A. Hughes, whose term as a director expired at Quicksilver’s annual meeting of stockholders in 2009, satisfies Quicksilver’s categorical independence standards and further determined that each of them is independent of Quicksilver and its management within the meaning of the NYSE’s listing standards.
Presiding Non-Management Director and Executive Sessions
     Quicksilver’s non-management directors meet in executive session without management either before or after all regularly scheduled Board meetings. In May 2009, the Board elected W. Yandell Rogers, III as Presiding Non-Management Director, in accordance with the NYSE rules. In his capacity as Presiding Non-Management Director, Mr. Rogers’s primary responsibility is to preside over executive sessions of Quicksilver’s non-management directors.

Corporate Governance Principles, Processes and Code of Business Conduct and Ethics
     You may find the full texts of Quicksilver’s Corporate Governance Guidelines and the Code of Business Conduct and Ethics, as well as the charters for the Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee, in the Corporate Governance section of Quicksilver’s website (www.qrinc.com/corporate_governance). Quicksilver intends to post any amendments to or waivers of its Code of Business Conduct and Ethics with respect to its directors or executive officers in the Corporate Governance section of its website.
Committees of the Board
     The Board has standing Audit, Nominating and Corporate Governance, and Compensation Committees, each of which is composed solely of independent directors. Messrs. Dunn, Morris, Rogers and Warner serve on each of these Committees.
     Audit Committee. The purposes of the Audit Committee, which was established in accordance with applicable requirements of the Securities Exchange Act of 1934, are to:
•	oversee management’s conduct of Quicksilver’s financial reporting process and systems of internal accounting and financial controls to assist in the Board’s oversight of: (i) the integrity of Quicksilver’s financial statements; (ii) Quicksilver’s compliance with legal and regulatory requirements; (iii) the independent registered public accounting firm’s qualification and independence; and (iv) the performance of Quicksilver’s internal audit function and independent registered public accounting firm;

•	select, determine the compensation of, and monitor the independence and performance of Quicksilver’s independent registered public accounting firm;

•	select, determine the compensation of, and monitor the performance of Quicksilver’s Director of Internal Audit;

•	provide an avenue of communication among the independent registered public accounting firm, management and the Board; and

•	prepare the report that the SEC rules require be included in Quicksilver’s annual proxy statement.
     The Audit Committee met 11 times during 2009. The Board has determined that (i) each of Messrs. Dunn, Hughes, Morris, Rogers and Warner meets the additional audit committee independence criteria specified in SEC rules and the NYSE’s listing standards; (ii) each of Messrs. Dunn, Hughes, Morris, Rogers and Warner has a basic understanding of finance and accounting and is able to read and understand fundamental financial statements; (iii) each of Messrs. Dunn, Hughes, Morris, Rogers and Warner has accounting or related financial management expertise; and (iv) Mr. Morris, the Chair of the Audit Committee, is an “audit committee financial expert” within the meaning of Item 407(d)(5) of Regulation S-K.
     Nominating and Corporate Governance Committee. The purposes of the Nominating and Corporate Governance Committee, also referred to as the NCG Committee, are to:
•	identify individuals qualified to become members of the Board, consistent with criteria approved by the Board;

•	recommend director nominees for each annual meeting of Quicksilver’s stockholders;

•	develop and recommend to the Board a set of corporate governance guidelines applicable to Quicksilver; and

•	oversee the evaluation of the Board and management.

     The NCG Committee met four times during 2009. The NCG Committee recommended to the Board that Ms. Anne Darden Self and Mr. Steven M. Morris be nominated to serve as directors for a term ending on the date of the 2013 annual meeting.
     The NCG Committee also has oversight over Quicksilver’s compliance program. The NCG Committee has implemented a board education program designed to familiarize members of the Board with their responsibilities.
     Criteria and Procedures for Selection of Director Nominees. In considering candidates for nomination, the NCG Committee will first determine the incumbent directors whose terms expire at the upcoming meeting and who wish to continue their service on the Board. As to each such incumbent director, the NCG Committee considers the director’s qualifications for Board membership using the criteria set forth below, the performance of the director during his or her current term, whether any special, countervailing considerations exist against re-nominating the director and such other factors as it deems appropriate. If the NCG Committee determines that an incumbent director consenting to re-nomination continues to be qualified and has satisfactorily performed his or her duties as a director during the preceding term, and there exist no reasons, including considerations relating to the composition and functional needs of the Board as a whole, why the incumbent should not be re-nominated, the NCG Committee will, absent special circumstances, propose the incumbent director for re-election. In the event of the resignation, retirement, removal, death or disability of an incumbent director or a decision of the directors to expand the size of the Board or not to re-nominate an incumbent director, the NCG Committee will identify and evaluate potential candidates for recommendation to the Board for nomination. The NCG Committee will solicit recommendations for candidates for nomination from the NCG Committee members, the Board, management and other persons that the NCG Committee believes are likely to be familiar with qualified candidates. The Committee may also determine to engage a professional search firm to assist in identifying qualified candidates; where such a search firm is engaged, the Committee shall determine such firm’s scope of engagement and compensation. As to each candidate that the Committee believes merits consideration, the Committee will cause to be assembled information concerning the background and qualifications of the candidate, including information concerning the candidate required to be disclosed in the Company’s proxy statement or other filings with the SEC and any relationship between the candidate and the person or persons recommending the candidate.
     In considering nominees for election as directors, the NCG Committee takes into consideration the following criteria:
•	personal and professional qualities, characteristics, attributes, accomplishments and reputation in the business community;

•	current knowledge and contacts in the communities in which Quicksilver does business and in its industry or other industries relevant to its business;

•	ability and willingness to commit adequate time to Board and committee matters, including service on boards of other publicly-traded companies;

•	skills and personality and how they fit with those of other directors and potential directors in building a Board that is effective, collegial and responsive to the needs of Quicksilver; and

•	diversity of viewpoints, background, experience and other demographics versus those of other directors and potential directors.
     The NCG Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management directors and independent directors, the need for Audit Committee expertise and its evaluations of other candidates.
     Stockholder Recommendations for Nomination of Directors. The NCG Committee will consider nominees for directors recommended by stockholders of Quicksilver and will evaluate such nominees using the same criteria used to evaluate director candidates otherwise identified by the NCG Committee. Stockholders wishing to make such recommendations should write to the Nominating and Corporate Governance Committee c/o John C. Cirone, Secretary, Quicksilver Resources Inc., 777 West Rosedale Street, Fort Worth, Texas 76104.

     Stockholder Nomination of Directors. Any stockholder entitled to vote in the election of directors at an annual meeting of stockholders may nominate persons for election as directors of Quicksilver at such meeting. Any stockholder who intends to make a nomination at the annual meeting of stockholders must deliver notice addressed to John C. Cirone, Secretary, Quicksilver Resources Inc., 777 West Rosedale Street, Fort Worth, Texas 76104. Such notice should be delivered for receipt not more than 90 days and not less than 60 days prior to the first anniversary of the preceding year’s annual meeting of stockholders; provided that, in the event that the date of the meeting of stockholders is more than 30 days before or after such anniversary date, stockholder recommendations for nominees should be delivered for receipt not later than the close of business on the 15th day following the earlier of the day the notice was mailed or public disclosure of the meeting was made. Persons making submissions must include:
•	as to each nominee whom the stockholder proposes to nominate for election as a director:
•	the name, age, business address and residence address of the nominee

•	the principal occupation or employment of the nominee

•	the class and number of shares of capital stock of Quicksilver which are beneficially owned by the nominee

•	any other information concerning the nominee that would be required, under the rules of the SEC, in a proxy statement soliciting proxies for the election of such nominee
•	as to the stockholder giving the notice:
•	the name and record address of the stockholder and of each beneficial owner on behalf of which the stockholder is acting

•	the class and number of shares of capital stock of Quicksilver which are beneficially owned by the stockholder and by any such beneficial owner

•	a representation that the stockholder is a holder of record of capital stock of Quicksilver entitled to vote at such annual meeting and intends to appear in person or by proxy at the annual meeting to nominate the nominee for election as a director

•	a description of all arrangements or understandings between or among any of such stockholder, the beneficial owner on whose behalf the notice is given, each nominee, and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by such stockholder

•	whether the proponent intends or is part of a group which intends to solicit proxies from other stockholders in support of the nomination
This notice must also include a signed consent of each nominee to serve as a director, if elected.
     Compensation of Non-Management Directors. The NCG Committee is also responsible for conducting an annual review of the compensation of the non-management directors and, when it deems appropriate, recommending changes in their compensation to the Board. Hewitt Associates LLC (“Hewitt”), an independent compensation consulting firm directly engaged by the Compensation Committee, has assisted the NCG Committee in reviewing the compensation of the non-management directors by providing the NCG Committee with competitive market data of non-management director compensation of comparably sized publicly-traded oil and gas companies and an analysis of the types and amounts of non-management director compensation shown in this analysis. Based on the information provided by Hewitt, the NCG Committee made its recommendations to the Board, generally targeting the 50th to 75th percentile of comparable non-management director compensation. Based on the recommendations of the NCG Committee, the Board approves the amount of compensation that the non-management directors receive for service on the Board and its committees.

     Compensation Committee. The purpose of the Compensation Committee is to assist the Board in discharging its responsibilities relating to compensation of Quicksilver’s executives. The Committee has the authority to engage compensation consultants to assist in the evaluation of compensation matters, and sole authority to retain and terminate any such consultants, including sole authority to approve the consultant’s fees and other retention terms.
     The Compensation Committee is responsible for:
•	reviewing and approving corporate goals and objectives relevant to the compensation of the Chief Executive Officer, evaluating the Chief Executive Officer’s performance in light of those goals and objectives, and determining and approving the Chief Executive Officer’s compensation level based on this evaluation;

•	reviewing and approving non-CEO executive officer compensation;

•	making recommendations to the Board with respect to incentive compensation plans and equity-based plans that are subject to Board approval;

•	granting awards under the Quicksilver Resources Inc. 2006 Equity Plan, other than awards to non-employee directors under such plan;

•	establishing, in the Committee’s discretion, any equity-based award pool (other than an option pool) to be allocated among Quicksilver’s non-executive officer employees by another committee of the Board;

•	establishing, in the Committee’s discretion, salary increase, bonus, other non-equity-based award and option pools to be allocated among Quicksilver’s non-executive officer employees by another committee of the Board or one or more members of management;

•	reviewing the potential effect on the Company of any risks arising from the Company’s employee compensation policies and practices;

•	reviewing and discussing with management the Compensation Discussion and Analysis disclosure required to be included in Quicksilver’s annual proxy statement or annual report on Form 10-K filed with the SEC and, based on this review and discussion, determining whether to recommend to the Board that the Compensation Discussion and Analysis disclosure be included in Quicksilver’s annual proxy statement or annual report on Form 10-K; and

•	publishing an annual Compensation Committee Report required by the SEC to be included in Quicksilver’s annual proxy statement or annual report on Form 10-K filed with the SEC.
     Additional information regarding the Compensation Committee’s processes and procedures for consideration of executive compensation is set forth under “Executive Compensation — Compensation Discussion and Analysis.”
     Quicksilver’s 2006 Equity Plan permits the Compensation Committee to delegate its authority to grant awards, except for certain awards to executive officers and directors, to one or more executive officers of Quicksilver. Pursuant to this authority, the Compensation Committee has delegated to the Equity Awards Committee, which consists of Glenn Darden, the authority to make certain awards to individuals other than executive officers and directors of Quicksilver. Glenn Darden is a director and the Chief Executive Officer of Quicksilver.
     The Compensation Committee met five times during 2009.
     Role of the Compensation Consultant. Since 2008, the Compensation Committee has engaged Hewitt, an independent compensation consultant, to provide research data and advice to the Compensation Committee in connection with its determination of the types and amounts of compensation to be provided to Quicksilver’s executives. Hewitt provides its services at the request, and under the direction, of the Compensation

Committee. As discussed in further detail under “Executive Compensation — Compensation Discussion and Analysis,” in 2009, Hewitt provided the Compensation Committee with competitive market data and peer group surveys, as well as assisted the Compensation Committee in evaluating and structuring its executive compensation programs. The Compensation Committee has engaged Hewitt to continue to provide services to the Compensation Committee in 2010. In addition to the services provided to the Compensation Committee, as discussed above, Hewitt provided services to the NCG Committee in connection with its determination of the types and amounts of compensation to be provided to Quicksilver’s non-employee directors.
Compensation Committee Interlocks and Insider Participation
     Messrs. Dunn, Morris, Rogers and Warner serve on Quicksilver’s Compensation Committee. James A. Hughes also served on Quicksilver’s Compensation Committee until his term as a director expired at Quicksilver’s annual meeting of stockholders in 2009. Byron Dunn, the son of Quicksilver’s director W. Byron Dunn, is employed by Quicksilver as a landman. For more information regarding the compensation received by Byron Dunn for his services see “Certain Relationships and Related Transactions.”
     Messrs. Glenn Darden and Thomas Darden are executive officers and directors of Quicksilver, and Messrs. Jeff Cook and Philip Cook are executive officers of Quicksilver. Each of Messrs. Glenn Darden, Thomas Darden, Jeff Cook and Philip Cook serve as executive officers and directors of Quicksilver Gas Services GP LLC, Quicksilver’s subsidiary and the general partner of KGS. Quicksilver Gas Services GP LLC does not have a compensation committee. Each of Messrs. Glenn Darden, Thomas Darden, Jeff Cook and Philip Cook participated, in his capacity as a director, in the deliberations of the board of directors of Quicksilver Gas Services GP LLC concerning executive officer compensation. For information regarding certain related-party transactions among Quicksilver and the Darden family see “Certain Relationships and Related Transactions.”
Board Leadership
     Quicksilver separates the roles of Chief Executive Officer and Chairman of the Board in recognition of the distinct contributions of these positions. The Chief Executive Officer is responsible for the day-to-day leadership, management direction and performance of the company, while the Chairman of the Board is responsible for determining growth opportunities, and together with the Chief Executive Officer, is responsible for the strategic direction of the company and presides over meetings of the full Board.
Board’s Role in Risk Oversight
     The Board utilizes an Enterprise Risk Management (ERM) process to assist in fulfilling its oversight of Quicksilver’s risks. Management, which is responsible for day-to-day risk management, conducts a risk assessment of Quicksilver’s business semiannually. The risk assessment process is global in nature and has been developed to identify and assess Quicksilver’s risks and to identify steps to mitigate and manage the risks, which may be financial, operational or strategic in nature. All Quicksilver’s key business leaders, functional heads and other managers are surveyed or interviewed to develop this information.
     While risk oversight is a full Board responsibility, the responsibility for monitoring the ERM process has been delegated to the Audit Committee. The results of each risk assessment are reviewed with the Audit Committee and the full Board. The centerpiece of the assessment is a discussion of Quicksilver’s key risks, which includes a review of the potential magnitude and likelihood of each risk, the senior managers responsible for managing each risk and management’s initiatives to manage each risk. Because overseeing risk is an ongoing process and inherent in Quicksilver’s strategic decisions, the Board also discusses risk throughout the year at other meetings in relation to specific proposed actions.

Director Compensation for 2009
     Directors who are also employees of Quicksilver are not separately compensated for their services as directors. For 2009, each non-employee director is entitled to a fee of $205,000, with $49,500 of the fee payable in restricted stock, $49,500 payable in stock options and $106,000 of the fee payable in cash (subject to elections by the directors to receive restricted stock or stock options in lieu of some or all of the cash portion of the fee). The Quicksilver restricted stock and stock options were granted in accordance with the terms of Quicksilver’s 2006 Equity Plan on January 2, 2009.
     The following table sets forth certain information regarding the compensation earned in 2009 by Quicksilver’s non-employee directors.

	Fees Earned or		Stock	Option
	Paid in Cash		Awards	Awards	Total
Name (1)	($)(2)		($)(3)	($)(4)	($)
W. Byron Dunn	—	(5)	49,500	155,500	205,000
Steven M. Morris	—	(5)	49,500	155,500	205,000
W. Yandell Rogers, III	106,000		49,500	49,500	205,000
Mark J. Warner	—	(5)	49,500	155,500	205,000
James A. Hughes (6)	84,402		49,500	49,500	183,402

(1)	Messrs. Glenn Darden and Thomas Darden and Ms. Self serve as directors and executive officers of Quicksilver and are not separately compensated for their services as directors. For information regarding the compensation that Messrs. Glenn Darden and Thomas Darden received for their services as Quicksilver’s President and Chief Executive Officer and Quicksilver’s Chairman of the Board, respectively, see “Executive Compensation.” For information regarding the compensation that Ms. Self received for her services as Quicksilver’s Vice President — Human Resources, see “Certain Relationships and Related Transactions.”

(2)	This column reports the amount of compensation earned in 2009 and paid in cash for Board and committee service.

(3)	The grant date fair value calculated in accordance with FASB ASC Topic 718 of the 7,971 shares of restricted stock granted to each of the non-employee directors on January 2, 2009 was $49,500. Additional information regarding the calculation of this amount is included in Note 2 and Note 19 to Quicksilver’s audited financial statements included in Quicksilver’s 2009 Annual Report on Form 10-K. As of December 31, 2009, the non-employee directors held the following numbers of shares of restricted stock: Mr. Dunn — 10,792; Mr. Morris — 10,698; Mr. Rodgers — 10,698; and Mr. Warner — 10,698. As of December 31, 2009, the non-employee directors held the following numbers of KGS phantom units, which may be settled only in cash: Mr. Morris — 1,167; Mr. Rogers — 1,167; and Mr. Warner — 1,167. As of December 31, 2009, Mr. Hughes held no shares of restricted stock or KGS phantom units.

(4)	This column reports the aggregate grant date fair value of stock option awards computed in accordance with FASB ASC Topic 718. Additional information regarding the calculation of these amounts is included in Note 2 and Note 19 to Quicksilver’s audited financial statements included in Quicksilver’s 2009 Annual Report on Form 10-K. The grant date fair value calculated in accordance with FASB ASC Topic 718 of the option to purchase 14,748 shares of common stock granted to each of the non-employee directors on January 2, 2009 was $49,500. The grant date fair value calculated in accordance with FASB ASC Topic 718 of the option to purchase 31,583 shares of common stock granted to each of Messrs. Dunn, Morris and Warner on January 2, 2009 in lieu of cash fees was $106,000. As of December 31, 2009, the non-employee directors held options to purchase the following numbers of shares of common stock: Mr. Dunn 46,331; Mr. Morris — 64,691; Mr. Rogers — 37,910; and Mr. Warner — 64,691. As of December 31, 2009, Mr. Hughes held no options to purchase shares of common stock.

(5)	Messrs. Dunn, Morris and Warner elected to receive all of the $106,000 cash fee in the form of an option to purchase 31,583 shares of common stock in accordance with the terms of Quicksilver’s 2006 Equity Plan.

(6)	In connection with the expiration of Mr. Hughes’ term at Quicksilver’s annual meeting of stockholders in 2009, the Board approved (i) a $31,402 cash payment to Mr. Hughes and (ii) the vesting, effective as of the day before the 2009 annual meeting, of Mr. Hughes’ unvested shares of restricted stock and options to purchase shares of common stock. The remaining $53,000 in fees are the cash portion of the fee paid to Mr. Hughes for his service as a director during the first half of 2009.
Communication with the Board
     Any stockholder or other interested party who wishes to communicate directly with the Board or any of its members may do so by writing to: Board of Directors (or one or more named individuals), Quicksilver Resources Inc., 777 West Rosedale Street, Fort Worth, Texas 76104. Additionally, a stockholder or other interested party can contact the non-employee directors at (800) 826-6762.
Board, Committee and Annual Meetings
     The Board held 26 meetings during 2009. Each director attended at least 75% of the total number of meetings of the Board and committees held during the periods that he or she served. All persons serving on the Board at the time of such meetings attended the 2009 annual meeting of Quicksilver’s stockholders and each regularly scheduled quarterly meeting of the Board in 2009.
     Under Quicksilver’s Corporate Governance Guidelines, each director is expected to dedicate adequate time, energy and attention to ensure the diligent performance of his or her duties, which includes attending meetings of the Board and committees of which he or she is a member. In addition, Board members are expected to expend reasonable efforts to attend annual meetings of Quicksilver’s stockholders.

SECURITY OWNERSHIP OF MANAGEMENT
AND CERTAIN BENEFICIAL HOLDERS
Quicksilver Resources Inc.
     The following table sets forth certain information regarding the beneficial ownership of Quicksilver common stock as of February 15, 2010, by:
•	each director of Quicksilver;

•	each named executive officer of Quicksilver;

•	all directors and executive officers of Quicksilver as a group; and

•	each person known to Quicksilver to beneficially own more than 5% of Quicksilver common stock.
     Unless otherwise indicated by footnote, the beneficial owner exercises sole voting and investment power over the shares. The percentage of beneficial ownership is calculated on the basis of 170,222,678 shares of Quicksilver common stock outstanding as of February 15, 2010.

	Number	Percent of
Beneficial Owner	of Shares	Outstanding Shares
Directors and Executive Officers
Glenn Darden (1)(2)(3)(4)(5)	45,253,028	26.6%
Thomas F. Darden (1)(2)(3)(4)(5)	45,368,524	26.6%
Anne Darden Self (1)(2)(3)(4)(5)	43,931,897	25.8%
W. Byron Dunn (3)(5)(6)	84,237	*
Steven M. Morris (3)(5)	363,465	*
W. Yandell Rogers, III (3)(4)(5)	153,784	*
Mark J. Warner (3)(5)	109,319	*
John C. Cirone (3)(5)	205,343	*
Jeff Cook (3)(5)	685,647	*
Philip W. Cook (2)(3)(4)(5)(6)	236,888	*
Directors and executive officers as a group (12 persons)(1)(2)(3)(4)(5)(6)	53,329,029	31.2%

Holders of More Than 5% Not Named Above
Pennsylvania Management, LLC (7)	41,677,288	24.5%
Quicksilver Energy L.P. (7)	41,677,288	24.5%
SPO Advisory Corp. (8)	24,985,154	14.7%
Van Eck Associates Corporation (9)	10,081,750	5.9%
BlackRock Inc. (10)	9,329,945	5.5%

*	Indicates less than 1%

(1)	Includes as to each of Messrs. Glenn Darden and Thomas Darden and Ms. Self: 41,677,288 shares beneficially owned by Quicksilver Energy L.P., for which he or she has shared voting and investment power as a member of Pennsylvania Management, LLC, the sole general partner of Quicksilver Energy L.P. Each of Messrs. Glenn Darden and Thomas Darden and Ms. Self disclaims beneficial ownership of all shares owned by Quicksilver Energy L.P., except to the extent of his or her pecuniary interest therein. The business address of each of Messrs. Glenn Darden and Thomas Darden and Ms. Self is 777 West Rosedale Street, Fort Worth, Texas 76104.

(2)	Includes with respect to each of the following individuals and all directors and executive officers as a group, the following approximate numbers of shares represented by units in a Unitized Stock Fund held through Quicksilver’s 401(k) Plan: Mr. Glenn Darden — 32,594; Mr. Thomas Darden — 100,660; Ms. Self — 52,020; Mr. Philip W. Cook — 9,511; and all directors and executive officers as a group — 198,511.

(3)	Includes with respect to each of the following individuals and all directors and executive officers as a group, the following numbers of shares subject to options that will vest on or before April 16, 2010: Mr. Glenn Darden — 162,534; Mr. Thomas Darden — 162,534; Ms. Self — 20,833; Mr. Dunn — 38,351; Mr. Morris — 54,859; Mr. Rogers — 28,078; Mr. Warner — 56,711; Mr. Cirone — 40,795; Mr. Jeff Cook — 77,796; Mr. Philip Cook — 63,366; and all directors and executive officers as a group — 778,194.

(4)	Includes with respect to each of the following individuals and all directors and executive officers as a group, the following numbers of shares pledged as collateral security for loans or loan commitments or in accordance with customary terms and conditions of standard margin account arrangements: Mr. Glenn Darden — 14,855,095 (including 14,011,383 shares beneficially owned by Quicksilver Energy L.P.); Mr. Thomas Darden — 15,011,735 (including 14,011,383 shares beneficially owned by Quicksilver Energy L.P.); Ms. Self — 14,111,383 (including 14,011,383 shares beneficially owned by Quicksilver Energy L.P.); Mr. Rogers — 87,900; Mr. Philip Cook — 30,125; and all directors and executive officers as a group — 16,073,472 (including 14,011,383 shares beneficially owned by Quicksilver Energy L.P.).

(5)	Includes with respect to each of the following individuals and all directors and executive officers as a group, the following numbers of shares of unvested restricted stock for which the indicated beneficial owners have no investment power: Mr. Glenn Darden — 337,226; Mr. Thomas Darden — 337,226; Ms. Self — 28,665; Mr. Dunn — 10,186; Mr. Morris — 10,092; Mr. Rogers — 10,092; Mr. Warner — 10,092; Mr. Cirone — 86,482; Mr. Jeff Cook — 164,048; Mr. Philip Cook — 131,886; and all directors and officers as a group — 1,225,613.

(6)	Includes as to each of Messrs. Dunn and Philip Cook, 31,289 and 30,125 shares, respectively, held by him jointly with his spouse.

(7)	As sole general partner of Quicksilver Energy L.P., Pennsylvania Management, LLC has sole voting and investment power with respect to 41,677,288 shares of Quicksilver common stock beneficially owned by Quicksilver Energy L.P. The address of Pennsylvania Management, LLC and Quicksilver Energy L.P. is 777 West Rosedale Street, Fort Worth, Texas 76104.

(8)	Based on a Schedule 13G filed by SPO Advisory Corp. with the SEC on February 16, 2010, SPO Advisory Corp. had sole voting and investment power over 24,985,154 shares, SPO Partners II, L.P. had sole voting and investment power over 23,311,254 shares, SPO Advisory Partners, L.P. had sole voting and investment power over 23,311,254 shares, San Francisco Partners, L.P. had sole voting and investment power over 1,673,900 shares, SF Advisory Partners, L.P. had sole voting and investment power over 1,673,900 shares, John H. Scully had sole voting and investment power over 19,900 shares and shared voting and investment power over 24,985,154 shares, William E. Oberndorf had sole voting and investment power over 155,400 shares and shared voting and investment power over 24,985,154 shares, William J. Patterson had sole voting and investment power over 1,400 shares and shared voting and investment power over 24,985,154 shares, Edward H. McDermott had sole voting and investment power over 2,300 shares and shared voting and investment power over 24,985,754 shares, and The Elizabeth R. & William J. Patterson Foundation had sole voting and investment power over 600 shares of Quicksilver common stock. The address of SPO Advisory Corp., SPO Partners II, L.P., SPO Advisory Partners, L.P., San Francisco Partners, L.P., SF Advisory Partners, L.P., John H. Scully, William E. Oberndorf, William J. Patterson, Edward H. McDermott and The Elizabeth R. & William J. Patterson Foundation is 591 Redwood Highway, Suite 3215, Mill Valley, California 94941.

(9)	Based on a Schedule 13G filed by Van Eck Associates Corporation with the SEC on February 17, 2010, Van Eck Associates Corporation had sole voting and investment power over 10,081,750 shares of Quicksilver common stock. The address of Van Eck Associates Corporation is 335 Madison Avenue, 19th Floor, New York, New York 10017.

(10)	Based on a Schedule 13G filed by BlackRock, Inc. with the SEC on January 29, 2010, BlackRock, Inc. had sole voting and investment power over 9,329,945 shares of Quicksilver common stock. The address of BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022.

Quicksilver Gas Services LP
     The following table sets forth certain information regarding the beneficial ownership of common units of KGS, a subsidiary of Quicksilver, as of February 15, 2010, by:
•	each director of Quicksilver;

•	each named executive officer of Quicksilver; and

•	all directors and executive officers of Quicksilver as a group.
     None of Quicksilver’s directors or executive officers owns any subordinated units of KGS. Unless otherwise indicated by footnote, the beneficial owner exercises sole voting and investment power over the units. The percentage of beneficial ownership is calculated on the basis of 16,988,429 common units and 11,513,625 subordinated units outstanding as of February 15, 2010.

			Percentage of
			Outstanding
		Percent of	Common and
	Number of	Outstanding	Subordinated
Beneficial Owner	Common Units	Common Units	Units

Glenn Darden (1)	114,575	*	*
Thomas F. Darden (1)	114,575	*	*
Anne Darden Self (1)	86,865	*	*
W. Byron Dunn	—	—	—
Steven M. Morris	19,000	*	*
W. Yandell Rogers, III	—	—	—
Mark J. Warner	1,500	*	*
John C. Cirone	9,411	*	*
Jeff Cook	16,180	*	*
Philip W. Cook (2)	14,748	*	*
Directors and executive officers as a group (12 persons)	227,270	1.3%	*

*	Indicates less than 1%

(1)	Includes, as to each of Messrs. Glenn Darden and Thomas Darden and Ms. Self, 76,100 common units held in a trust for which he or she has shared voting and investment power as a co-trustee. Each of Messrs. Glenn Darden and Thomas Darden and Ms. Self disclaims beneficial ownership of the shares held in this trust, except to the extent of his or her pecuniary interest therein.

(2)	Includes 14,748 common units that are held by Mr. Philip Cook jointly with his spouse and 2,819 common units that are pledged in accordance with customary terms and conditions of a standard margin account arrangement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934 requires Quicksilver’s executive officers and directors, and persons who own more than 10% of a registered class of its equity securities, to file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater than 10% stockholders are required by SEC rules to furnish Quicksilver with copies of all Section 16(a) forms they file.
     To Quicksilver’s knowledge, based solely on a review of the copies of such forms furnished to Quicksilver with respect to 2009 and written representations from Quicksilver’s directors, executive officers and greater than 10% stockholders, Quicksilver believes that during 2009 all of its executive officers and directors and all owners of more than 10% of Quicksilver common stock were in compliance with all applicable Section 16(a) filing requirements.

EQUITY COMPENSATION PLAN INFORMATION
     The following table sets forth information as of December 31, 2009, with respect to shares of common stock that may be issued under Quicksilver’s existing equity compensation plans.

Number of shares of common
stock remaining available for
	Number of shares of	Weighted-average exercise	future issuance under equity
	common stock to be issued upon	price of outstanding	compensation plans (excluding
	exercise of outstanding options,	options, warrants and	shares of common stock
Plan Category	warrants and rights	rights	reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by stockholders (1)	3,191,944 (2)	$8.97 (3)	15,103,821 (4)
Equity compensation plans not approved by stockholders	—	—	—
Total	3,191,944	$8.97	15,103,821

(1)	Consists of the 2006 Equity Plan, the Amended and Restated 1999 Stock Option and Retention Stock Plan and the Amended and Restated 2004 Non-Employee Director Equity Plan.

(2)	Consists of 3,014,441 options and 177,503 stock-settled restricted stock units. Each restricted stock unit entitles the holder to receive, upon vesting and without payment of any cash, one share of common stock with respect to each restricted stock unit.

(3)	Reflects the weighted-average exercise price for the 3,014,441 options outstanding under equity compensation plans approved by stockholders.

(4)	Upon stockholder approval of Quicksilver’s 2006 Equity Plan, Quicksilver ceased to grant awards under the 1999 Stock Option and Retention Stock Plan and the 2004 Non-Employee Director Equity Plan. Accordingly, this number reflects only shares of common stock remaining available for future issuance under the 2006 Equity Plan.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Objectives
     Quicksilver’s philosophy with respect to compensation of its executive officers is to improve company performance by creating a direct relationship between compensation and company performance and by providing competitive compensation in order to attract, retain and motivate high-quality executive officers. To accomplish the objectives of this philosophy, the Compensation Committee believes that compensation should:
•	take into account both personal performance and Quicksilver’s performance;

•	be structured to advance both the short- and long-term interests of Quicksilver and its stockholders; and

•	tie a significant portion of the named executive officers’ compensation to the value of Quicksilver stock to encourage them to think and act like owners and enhance their commitment to Quicksilver’s success.
Compensation Strategies
     To achieve these objectives, the Compensation Committee employs the following general compensation strategies with respect to compensation of the named executive officers:
•	target base salary and cash bonus at the 50th percentile for a peer group of 13 companies in the oil and natural gas exploration and production industry and competitive market data from a survey of companies in the industry, as described below;

•	target long-term incentive compensation, in the form of equity-based awards, between the 50th and 75th percentiles for the peer group (or higher if base salary or target cash bonus is set below the 50th percentile); and

•	target total compensation between the 50th and 75th percentiles for the peer group.
     To assist the Compensation Committee generally, and specifically in establishing the types and amounts of compensation to achieve the objectives listed above, the Compensation Committee retained Hewitt, an independent compensation consulting firm. The Compensation Committee received input from Hewitt and the Chief Financial Officer, Vice President — Human Resources and General Counsel (who, along with the Chief Executive Officer, are collectively referred to in this discussion as “senior management”) in arriving at the compensation packages for the named executive officers for 2009.
     In considering the 2009 compensation packages for the named executive officers, the Compensation Committee discussed potential changes from 2008 compensation packages to the level and form of compensation in light of Quicksilver’s compensation philosophy, the overall economy and Quicksilver’s and individual performance. The Compensation Committee also examined the objectives behind each component of compensation for each of the named executive officers and considered the potential economic consequences of making changes from both an operational standpoint and a stockholder perspective.
     As part of this process, the Compensation Committee worked with Hewitt and senior management to evaluate whether risks arising from Quicksilver’s compensation arrangements are reasonably likely to have a material adverse effect on Quicksilver. Following this review, the Compensation Committee concluded that Quicksilver’s current compensation arrangements do not create risks that are reasonably likely to have a material adverse effect on Quicksilver.

Overview of 2009 Compensation
     The Quicksilver named executive officers are Quicksilver’s Chief Executive Officer, Chief Financial Officer and the three most highly-compensated executive officers other than the Chief Executive Officer and Chief Financial Officer who served as an executive officer as of December 31, 2009. For 2009, the Quicksilver named executive officers were Messrs. Glenn Darden, Philip W. Cook, Thomas F. Darden, Jeff Cook and John C. Cirone.
     General
     Each element of Quicksilver’s compensation program is intended to advance Quicksilver’s objectives of attracting, retaining and motivating talented executives, and to enhance Quicksilver’s competitive position in the market for executive-level talent and to improve company performance. Quicksilver’s compensation program for the named executive officers in 2009 consisted of base salary, annual cash and equity bonuses, long-term incentive equity awards, retirement benefits and limited perquisites. In addition, Quicksilver provides change-in-control benefits for each of the named executive officers.
     The charts below reflect the average percentage of total target compensation represented by each element of the compensation package for (1) the Chief Executive Officer and the Chairman of the Board and (2) the other named executive officers. For purposes of computing these percentages, target (rather than actual) payments of both the cash and equity awards granted under the 2009 Executive Bonus Plan were used.

Chief Executive Officer and Chairman of the Board	Other Named Executive Officers
The Compensation Committee believes that this mix of compensation elements provides sufficient fixed cash compensation in the form of base salary to attract and retain qualified executives, places a sufficient amount of potential cash compensation at risk to motivate the executives to achieve annual company goals, and provides the executives with sufficient equity incentives to motivate them to achieve long-term company goals. In addition, because the equity component vests over time, it encourages executives to continue their employment relationship with Quicksilver.
     All compensation decisions include an assessment of individual performance, including the named executive officer’s contribution to our overall performance for the applicable performance period, experience, skills, scope of responsibility and tenure. The Chief Executive Officer each year evaluates all named executive officers and makes recommendations to the Compensation Committee for all named executive officers except himself. In making individual compensation decisions, the Compensation Committee reviews and discusses these recommendations. The Compensation Committee completes an individual performance assessment of the Chief Executive Officer each year, which is discussed with him. In executive session, the Compensation Committee develops its own recommendation for, and approves, the compensation of the Chief Executive Officer. In addition, the Compensation Committee reviews tally sheets presenting the individual components and total compensation for each named executive officer to provide an overall current and historical perspective of each individual’s compensation. While not directly considered when making compensation decisions, the Compensation Committee periodically reviews the equity holdings of our named executive officers, which include unvested stock awards and unexercised stock options. In arriving at the compensation packages for the named executive officers for 2009, the Compensation Committee received input from Hewitt and senior management.
     The companies included in the competitive market data are identical to the companies included in our 2009 peer group. Quicksilver’s peer group for 2009 consisted of the following 13 small to midsize publicly-traded companies engaged in oil and natural gas production and exploration: Cabot Oil & Gas Corporation, Cimarex Energy Co., Comstock Resources, Inc., Denbury Resources Inc., Forest Oil Corporation, Newfield Exploration Company, Petrohawk Energy Corporation, Range Resources Corporation, Southwestern Energy Company, St. Mary Land & Exploration Company, Swift Energy Company, Ultra Petroleum Corp. and Whiting Petroleum Corporation. After consultation among the Compensation Committee, Hewitt and senior management, Swift Energy Corporation and Ultra Petroleum Corporation were added to the peer group for 2009. These additions were made to maintain Quicksilver’s relative asset and market capitalization position among the peers and to replace two companies no longer used because they failed to meet Quicksilver’s selection criteria for the peer group (Encore Acquisition Company was acquired by Denbury Resources Inc. and Plains Exploration & Production Company acquired Pogo Producing Company). Factors considered in selecting the 2009 peer group included type of business, revenue, assets, market capitalization, enterprise value and total stockholder return. Hewitt provided the Compensation Committee with a detailed report on the compensation of executives serving companies in the 2009 peer group, as well as competitive market data from Hewitt’s exploration and production survey.
     Base Salaries
     Base salaries are intended to attract executive talent and compensate executives for their experiences, skills, scope of responsibility and tenure. In evaluating the 2009 base salaries of the named executive officers, the Compensation Committee considered Quicksilver’s performance and each executive’s skills and experience, the Compensation Committee’s evaluation of the performance of the Chief Executive Officer and, with respect to the other named executive officers, the Chief Executive Officer’s evaluation of the performance of each named executive officer. The Compensation Committee also reviewed, for each named executive officer, each element of annual compensation and the total annual compensation provided by all elements of compensation for each of the last two years, as well as wealth and retirement benefits accumulation resulting from Quicksilver programs. In addition, the Compensation Committee considered competitive market data from Hewitt’s exploration and production survey and compensation norms for persons in comparable positions at companies in Quicksilver’s 2009 peer group, with a view to targeting the 50th percentile for comparable positions.
     The Chief Executive Officer recommended to the Compensation Committee that the named executive officers receive an increase in their base salaries for 2009. Based on the Chief Executive Officer’s recommendation, and after consultation with Hewitt, in November 2008, the Compensation Committee increased the named executive officers’ salaries as follows:

	Salary Increase	Salary Increase
Name	($)	(%)
Glenn Darden	0	0
Philip W. Cook	15,000	5
Thomas F. Darden	0	0
Jeff Cook	20,000	5
John C. Cirone	25,000	9
     After considerable discussion of Quicksilver’s compensation philosophy, the overall economy and Quicksilver’s performance, and in consultation with Hewitt and senior management, the Compensation Committee determined that no salary adjustments for 2009 would be made for the Chairman and the Chief Executive Officer even though their base salaries were below the 25th percentile of the competitive market data. For the other named executive officers, the Compensation Committee determined that the above adjustments would be made for 2009 to position the base salaries of each between the 25th and 50th percentiles of the competitive market data and between the 50th and 75th percentiles of the peer group information in light of their individual performance and Quicksilver’s desire to retain these individuals.
     Bonuses
     Annual bonus targets are set to reflect a range of award levels that are intended to be competitive with awards offered by other peer companies to reward similarly situated executives. The Compensation Committee includes annual bonuses in the named executive officers’ pay mix to ensure their focus on the annual performance goals that have been developed to align with Quicksilver’s long-term strategy and objectives that it believes will ultimately increase stockholder value. Because payouts under Quicksilver’s annual bonus plan each year are linked to the achievement of overall corporate goals for that year (with the relevant goals and objectives established and communicated near the beginning of each year), these bonuses are designed to incentivize the named executive officers to achieve Quicksilver’s near-term objectives. In addition, to encourage the named executive officers to continually focus on meeting stockholder value over the long term, Quicksilver pays a portion of the annual bonus in shares of restricted stock and restricted stock units that vest over three years, one third on each of the first three anniversaries of the date of grant. In 2009, annual bonuses were awarded under the 2009 Executive Bonus Plan.
     Quicksilver’s Chief Executive Officer, working with information supplied to him by Hewitt and senior management, formulated a proposed 2009 Executive Bonus Plan, which the Chief Executive Officer presented to the Compensation Committee for consideration in November 2008. The Chief Executive Officer’s proposal recommended annual cash bonuses providing target opportunities sufficient to bring the named executive officers’ total compensation to between the 50th and 75th percentiles of total compensation for similar positions among Quicksilver’s peers. The Compensation Committee also explored with senior management the likelihood of Quicksilver achieving the targeted performance measures. The Compensation Committee considered Hewitt’s conclusions regarding its review of the proposed 2009 Executive Bonus Plan.
     On November 24, 2008, the Compensation Committee adopted the 2009 Executive Bonus Plan. The Compensation Committee established target and maximum levels with respect to the cash bonuses to be paid under the 2009 Executive Bonus Plan for the named executive officers as a percentage of each participant’s base salary for 2009, as follows:

	Cash Bonus
	Target		Maximum
	Percentage	Dollar	Percentage	Dollar
	of	Amount	of	Amount
Name	Base Pay	($)	Base Pay	($)
Glenn Darden	150%	660,000	300%	1,320,000
Philip W. Cook	85%	280,500	170%	561,000
Thomas F. Darden	150%	660,000	300%	1,320,000
Jeff Cook	100%	385,000	200%	770,000
John C. Cirone	70%	210,000	140%	420,000
     The Compensation Committee also established target and maximum levels with respect to the restricted stock or restricted stock unit bonus to be paid under the 2009 Executive Bonus Plan for the named executive officers, expressed as a percentage of each participant’s base salary for 2009, as follows:

	Restricted Stock or Restricted Stock Unit Bonus
	Target		Maximum
	Percentage	Dollar	Percentage	Dollar
	of	Value	of	Value
Name	Base Pay	($)	Base Pay	($)
Glenn Darden	100%	440,000	200%	880,000
Philip W. Cook	55%	181,500	110%	363,000
Thomas F. Darden	100%	440,000	200%	880,000
Jeff Cook	60%	231,000	120%	462,000
John C. Cirone	30%	90,000	60%	180,000

The 2009 Executive Bonus Plan provides that the number of shares of restricted stock or restricted stock units to be received as a bonus would be determined by dividing the applicable dollar amount of the bonus by the closing market price of Quicksilver’s common stock on the date of grant (i.e., the payment date). The Compensation Committee believes these grants of restricted stock or restricted stock units encourage the named executive officers to think and act like owners and to enhance their commitment to Quicksilver. The awards are intended to reward the long-term performance of Quicksilver and how that performance is viewed by its stockholders.
     The Compensation Committee, based on the recommendations of senior management, and in consultation with Hewitt, established the performance measures, the relative weight to be assigned to each performance measure and the percentage of target bonus to be awarded for achievement of various performance levels with respect to each performance measure under the 2009 Executive Bonus Plan. Bonus payouts under the 2009 Executive Bonus Plan are based on actual performance relative to the established performance targets and weightings.
     The 2009 Executive Bonus Plan provides for payment of the target payout if budget is achieved for all performance measures. A threshold payment of 50% of target is earned for a performance measure if achievement for such performance measure is more than 50% but less than 80% of budget. A payment of 60% of target is earned for a performance measure if achievement for such performance measure is 80% of budget. A maximum payment of 200% of target is earned for a performance measure if achievement for such performance measure is 120% of budget. Payments earned increase in 5% increments from 60% to 100% of target for a performance measure as achievement for such performance measure against budget increases in 10% increments from 80% to 100% of budget. Payments earned increase in 25% increments from 100% to 200% of target for a performance measure as achievement for such performance measure against budget increases in 5% increments from 100% to 120% of budget. The Compensation Committee has discretion to adjust downward a named executive officer’s potential award based on qualitative individual performance measures. In addition, if 50% or less of budget is achieved for a performance measure, the Compensation Committee has the discretion to pay a named executive officer an amount not to exceed 25% of the individual’s target amount with respect to that performance measure. The Compensation Committee believes that paying such bonuses in appropriate circumstances could advance Quicksilver’s objectives of attracting, retaining and motivating talented executives.
     Each performance measure (as defined in the 2009 Executive Bonus Plan), its assigned weight, the level at which its achievement would result in payment of the target and maximum amounts, and the level at which it was actually achieved, all as determined by the Compensation Committee for the 2009 Executive Bonus Plan, are set forth in the table below.

				Percentage
				of Budget
			Percentage	for	Percentage of	Percentage
Performance	Assigned		of Budget	Maximum	Budget	of Target
Measure	Weight	Budget	for Target Payout	Payout	Achieved	Awarded
Cash flow from operations	15%	$655 Million	100%	120%	93%	80%
Earnings per share	15%	$.86	100%	120%	61%	50%
Finding and development costs	10%	$1.75 per Mcfe	100%	120%	71%	200%
Production	30%	120.6 Bcfe	100%	120%	103%	100%
Reserves	30%	2,400 Bcfe	100%	120%	106%	125%
     The 2009 Executive Bonus Plan provides that the performance levels are to be calculated to exclude the effects of any extraordinary or nonrecurring events, changes in accounting principles and acquisitions or divestitures, and may be otherwise adjusted as permitted in the 2006 Equity Plan, which indicates that the performance targets may be modified in circumstances in which the Compensation Committee deems such modification appropriate and equitable.

     Based on Quicksilver’s achievement of performance levels with respect to the performance measures, and as adjusted pursuant to the plan to exclude the effects of certain extraordinary or nonrecurring events, each of the named executive officers received 107% of his target bonus payout. Accordingly, the named executive officers received the following annual bonuses:

		Restricted Stock Bonus
			Number of
			Shares or
	Cash Bonus	Dollar Amount	Restricted Stock
Name	($)	($)	Units (1)
Glenn Darden	706,200	470,800	36,686
Philip W. Cook	300,135	194,205	15,133
Thomas F. Darden	706,200	470,800	36,686
Jeff Cook	411,950	247,170	19,260
John C. Cirone	224,700	96,300	7,504

(1)	All the named executive officers received their restricted stock bonuses in the form of restricted shares, except for Mr. Cirone who received his in the form of restricted stock units.
The Compensation Committee considered whether to exercise its discretion to adjust downward the named executive officers’ potential awards in light of the overall economy, Quicksilver’s performance and the potential economic consequences from a stockholder perspective. After careful review of these considerations, and upon the recommendation of the Chief Executive Officer, and the advice provided by Hewitt, the Compensation Committee did not reduce the bonus payouts for any of the named executive officers.
     The cash bonuses were paid on February 23, 2010 and are included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table for 2009. The shares of restricted stock and restricted stock units were granted under the 2006 Equity Plan on February 23, 2010, and, therefore, in accordance with SEC rules, do not appear in the Summary Compensation Table for 2009.
     Long-Term Equity Awards
     The Compensation Committee includes long-term equity awards in the named executive officers’ pay mix to encourage them to think and act like owners, to enhance their long-term commitment to Quicksilver, and to encourage them to have the highest level of company and individual performance. The awards are intended to reward the named executive officers for long-term performance of Quicksilver and how that performance is viewed by its stockholders. In November 2008, the Compensation Committee considered appropriate long-term incentive awards for 2009. Based on discussions with Hewitt and the Chief Executive Officer, the Compensation Committee determined that long-term incentive awards should be in amounts targeting between the 50th and 75th percentiles, and that, when considered with other compensation, result in targeting between the 50th and 75th percentiles for total compensation, of similarly positioned executives included in the peer group and competitive market data.
     Based on the belief that stock options provide a greater performance incentive than restricted stock (because stock options will ultimately deliver value only to the extent the price of Quicksilver common stock at the time of the exercise exceeds the exercise price) and that the peer group companies include grants of stock options as part of their long-term incentive compensation portfolio, the Chief Executive Officer recommended to the Compensation Committee that, in addition to the restricted stock granted as part of the annual bonus award, a portion of the named executive officers’ total compensation should be granted in the form of stock options. The Chief Executive Officer further recommended that 50% of the value of total Quicksilver equity-based awards granted to each named executive officer should be in the form of restricted stock, with the remaining 50% in the form of stock options. The Compensation Committee, after consultation with Hewitt, concurred with these recommendations and the underlying rationales.
     The executive officers of Quicksilver are also the executive officers to the sole general partner of KGS. Pursuant to the Omnibus Agreement among Quicksilver, the general partner and KGS, KGS is allocated a portion of the costs associated with the compensation and benefits provided by Quicksilver to the named executive officers.

     In discussing the allocation to KGS of a portion of the cost of providing compensation and benefits to the named executive officers, Quicksilver’s Chief Executive Officer (who serves as the Chairman of the Board of the general partner) determined that, for 2009, it would be appropriate for KGS to bear a portion of these costs in two forms. First, KGS will be allocated a percentage of costs for the base salary and benefits provided by Quicksilver, generally based on the estimated percentage of time the named executive officers devote to KGS versus Quicksilver in 2009. The second component would be in the form of equity, as to which KGS would provide 25% of the total long-term incentive equity awards payable to each named executive officer, to provide a direct connection to KGS’ performance and because KGS was not allocated any portion of the annual bonuses provided to the named executive officers by Quicksilver. The Chief Executive Officer also considered that grants of KGS equity awards would encourage the named executive officers to think and act like owners of KGS as well as Quicksilver.
     Based on the foregoing considerations, after consultation with Hewitt, the Chief Executive Officer proposed to the Compensation Committee that the long-term incentive compensation provided to the named executive officers in the form of equity-based awards consist of three components in the following percentages (based on grant date values) for 2009: stock options to purchase Quicksilver common stock (37.5%); restricted shares or restricted stock units of Quicksilver common stock (37.5%); and awards of phantom units payable in KGS common units (25%).
     The Compensation Committee, in consultation with Hewitt, determined this structure to be appropriate. The structure was presented to the board of directors of the general partner of KGS (which consists of four Quicksilver executives and three members independent of Quicksilver and KGS), which concurred that this structure is appropriate and approved the grant of phantom units to the named executive officers.
     Accordingly, based on these factors and Quicksilver’s performance, and consistent with the Compensation Committee’s policy to grant long-term incentive awards near the beginning of each year, effective January 2, 2009, the Compensation Committee made grants of restricted stock and stock options to the named executive officers under the 2006 Equity Plan and the board of directors of the general partner of KGS made grants of KGS phantom units as set forth under “Executive Compensation — Grants of Plan-Based Awards in 2009.” The shares subject to each grant vest one-third on each of the first three anniversaries of the date of grant. The KGS phantom units vest one-third on the first business day occurring on or after each of the first three anniversaries of the date of grant (or the named executive officer’s death or disability or a change-in-control) and are to be settled in KGS common units immediately upon vesting. The Compensation Committee’s practice is to grant long-term incentive awards near the beginning of each year to align the performance periods for the awards with Quicksilver’s fiscal periods.
     Retirement Benefits
     The Compensation Committee includes retirement benefits as part of the compensation for named executive officers in order to attract and retain executive talent. The named executive officers are eligible to participate in Quicksilver’s 401(k) plan on the same basis as other Quicksilver U.S. employees, including with regard to the receipt of contributions to the 401(k) plan by Quicksilver. In addition, all outstanding Quicksilver equity awards granted to named executive officers generally vest immediately upon a qualified retirement.
     Perquisites and Other Benefits
     Quicksilver does not view perquisites as a significant element of compensation and, accordingly, limits the use of perquisites to those that the Compensation Committee believes are necessary for competitive reasons. During 2009, the named executive officers were reimbursed for club memberships and dues. The named executive officers are also eligible to receive the health, dental, vision, life, accidental death and dismemberment, and long-term disability insurance generally available to all Quicksilver U.S. employees.
Overview of 2010 Compensation
     General
     In 2010, the Compensation Committee engaged Hewitt to serve as its independent compensation consultant. The Compensation Committee received input from Hewitt, the Chief Financial Officer and the Vice President — Human Resources in arriving at the compensation packages for the named executive officers for 2010.

     The Compensation Committee considered publicly available compensation information filed with the SEC by the companies in Quicksilver’s 2010 peer group, as compiled by Hewitt and competitive market data from Hewitt’s exploration and production survey. Quicksilver’s 2010 peer group consists of the same 13 small to midsize publicly-traded companies engaged in oil and natural gas production and exploration as were included in the 2009 peer group.
     In considering the compensation packages, the Compensation Committee discussed potential changes to the level and form of compensation in light of Quicksilver’s compensation philosophy, the overall economy and Quicksilver’s and individual performance. The Compensation Committee also examined the objectives behind each component of compensation for each of the named executive officers and considered the potential economic consequences from both an operational standpoint and a stockholder perspective.
     Base Salaries
     In November 2009, after considerable discussion of Quicksilver’s compensation philosophy, the overall economy and Quicksilver’s and individual performance, and in consultation with Hewitt, the Chief Financial Officer and the Vice President — Human Resources, the Compensation Committee determined that no salary adjustments for 2010 would be made for any of the named executive officers even though the base salaries of the Chairman, Chief Executive Officer and Executive Vice President — Operations were below the 25th percentile of the competitive market data.
     Bonuses
     Consistent with Quicksilver’s compensation strategies and in consultation with Hewitt, the Chief Financial Officer and the Vice President — Human Resources, in November 2009, the Compensation Committee approved the 2010 Executive Bonus Plan. The structure of the 2010 Executive Bonus Plan is similar to that of the 2009 Executive Bonus Plan. As a percentage of base pay, the target and maximum opportunities are the same as those provided to the named executive officers in 2009, positioning target total cash compensation between the 25th and 50th percentiles of the competitive market data except for John C. Cirone. His target and maximum opportunities for the cash bonus were increased to 85% and 175%, respectively, and for the restricted stock unit bonus to 55% and 110%, respectively. The Chief Executive Officer recommended this increase in bonus opportunity because of Mr. Cirone’s increased responsibilities and contributions to senior management, to provide greater retentive incentive for Mr. Cirone and to bring Mr. Cirone’s bonus in line with that of Quicksilver’s other senior vice president. The specified company performance measures for 2010 are also the same as under the 2009 Executive Bonus Plan, with bonus amounts to be based on actual performance relative to the 2010 budget, while the assigned weights were changed as follows:

Performance Measure	Assigned Weight
Cash flow from operations	15%
Earnings per share	15%
Finding and development costs	20%
Production	25%
Reserves	25%
The Compensation Committee in consultation with Hewitt, the Chief Financial Officer and the Vice President — Human Resources revised the weights to more heavily weight finding and development costs for new reserves to focus more awareness on effectively managing these costs while decreasing the weighing on reserves and production measures. Quicksilver believes these adjustments better reflect its current year objectives that it expects its employees to achieve.
     Long-Term Incentive Awards
     For long-term incentive compensation in the form of equity-based awards, the Compensation Committee, in consultation with Hewitt, the Chief Financial Officer and the Vice President — Human Resources, considered the mix of long-term incentive awards. The targeted value of the long-term incentive awards position target total compensation for all of the named executive officers just above 50th percentile of the competitive market data.

Similar to 2009, the Chief Executive Officer recommended to the Compensation Committee that 50% of the value of total Quicksilver equity-based awards granted to each named executive officer should be in the form of restricted stock or restricted stock units, with the remaining 50% in the form of stock options. The Compensation Committee, after consultation with Hewitt, concurred with these recommendations and the underlying rationales.
     In discussing the allocation to KGS of a portion of the cost of providing compensation and benefits to the named executive officers, Quicksilver’s Chief Executive Officer determined that, for 2010, it would be appropriate for KGS to bear the same portion of these costs as in 2009. The Chief Executive Officer also considered that grants of KGS equity awards would encourage the named executive officers to think and act like owners of KGS as well as Quicksilver. Based on the foregoing considerations, after consultation with Hewitt, the Chief Executive Officer proposed to the Compensation Committee that the long-term incentive compensation provided to the named executive officers in the form of equity-based awards consist of three components in the following percentages (based on grant date values) for 2010: options to purchase Quicksilver common stock (37.5%); restricted shares of Quicksilver common stock or restricted stock units (37.5%); and awards of phantom units payable in KGS common units (25%).
     The Compensation Committee, in consultation with Hewitt, determined this structure to be appropriate. The structure was presented to the board of directors of the general partner of KGS, which concurred that this structure is appropriate and approved the grant of phantom units to the named executive officers. Accordingly, in November 2009, the Compensation Committee approved the Quicksilver equity grants, and the board of directors of the general partner of KGS approved the KGS equity grants, all to be effective January 4, 2010, to the named executive officers as follows:

		Number of Shares
	Number of Shares	of Restricted Stock
	of Common Stock	or Restricted	Number of KGS
Name	Underlying Options	Stock Units (1)	Phantom Units

Glenn Darden	115,327	76,279	38,182
Philip W. Cook	44,643	29,527	14,780
Thomas F. Darden	115,327	76,279	38,182
Jeff Cook	53,943	35,679	17,859
John C. Cirone	40,923	27,067	13,548

(1)	All the named executive officers received shares of restricted stock, except Mr. Cirone who received restricted stock units.
All of these equity awards have terms consistent with equity awards previously granted by Quicksilver and KGS.
Change in Control Arrangements
     Quicksilver has adopted certain change in control plans and certain features in its incentive compensation plans that relate to a change in control of Quicksilver. These plans are intended to provide for continuity of management in connection with a change in control of Quicksilver.
     On August 24, 2004, the Board adopted the Executive Change in Control Retention Incentive Plan (the “Change in Control Plan”) in which each of the named executive officers participates. Severance benefits are provided if, within a specified period after a change in control occurs, there is an involuntary termination of a covered individual (including termination for specified “good reason” events). The Board adopted this “double trigger” provision because the Board determined that an individual who retained his or her position after a change in control should not receive a severance benefit simply because a change in control occurred. The benefits provided upon an involuntary termination under the plan include (i) a lump sum payment of three times the sum of a named executive officer’s base salary plus benchmark bonus; (ii) certain medical, dental, vision and group life insurance coverage and (iii) accelerated vesting of outstanding equity awards and 401(k) account balances, to the extent permitted by law. For more information regarding the Change in Control Plan see “—Potential Payments Upon Termination or in Connection with a Change in Control.” On November 24, 2008, upon the Compensation Committee’s recommendation, the Board amended the Change in Control Plan to provide that Quicksilver will make an additional payment to a named executive officer equal to the excise tax imposed, if any, together with any interest or penalties with respect to the excise tax. For more information regarding the amendment see “—Potential Payments Upon Termination or in Connection with a Change in Control. The Compensation Committee and Board believe that providing this tax protection helps Quicksilver to attract and retain high-quality named executive officers. If a named executive officer participating in the Change in Control Plan remains employed by Quicksilver for six months following a change in control, the named executive officer would be entitled to a retention bonus equal to one-half of the individual’s base salary, payable as a lump sum payment. The Board adopted this provision to encourage the named executive officers to remain with the acquired company for a sufficient period of time after a change in control to assist with a successful transition. Also, the 2009 Executive Bonus Plan and 2010 Executive Bonus Plan provide that, if a change in control occurs during the plan year, each named executive officer is entitled to receive a lump sum cash payment equal to his maximum potential payout under the plan for the full plan year. In addition, the agreements evidencing Quicksilver and KGS equity awards provide that those awards vest upon the occurrence of a change in control. The Compensation Committee believes that these change-in-control arrangements help to maintain the named executive officers’ objectivity in decision making, provide a retention incentive in circumstances where executive continuity may be particularly important and retention risks may be particularly acute, and otherwise align the interests of the named executive officers with those of Quicksilver’s stockholders.
Tax and Accounting Considerations
     The Compensation Committee considers the tax and accounting treatment of compensation elements in determining types and levels of compensation for the named executive officers. For example, Section 162(m) of the Internal Revenue Code of 1986 (the “Code”) places a limit of $1 million on the amount of compensation that may be deducted by Quicksilver in any one fiscal year with respect to the Chief Executive Officer and the other three most highly compensated individuals (other than the Chief Financial Officer) who are executive officers as of the end of the fiscal year. This deduction limitation, however, does not apply to certain “performance based” compensation. It is the Compensation Committee’s general policy to consider whether particular payments and awards to the named executive officers are deductible for federal income tax purposes, along with such other factors as may be relevant in the circumstances, in establishing executive compensation programs. Quicksilver also structures compensation in a manner intended to avoid the incurrence of any additional tax, interest or penalties under Section 409A of the Code.
Compensation Committee Report
     The Compensation Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis with management of Quicksilver. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and in Quicksilver’s Annual Report on Form 10-K for filing with the SEC.
     The foregoing report was submitted by the Compensation Committee and shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or Section 18 of the Exchange Act.

Members of the Compensation Committee

W. Byron Dunn	W. Yandell Rogers, III
Steven M. Morris	Mark J. Warner

Summary Compensation Table
     The following table sets forth certain information regarding the compensation of the named executive officers.

						Non-Equity
				Stock	Option	Incentive Plan	All Other
Name and		Salary	Bonus	Awards	Awards	Compensation	Compensation	Total
Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)

Glenn Darden	2009	440,000	—	2,734,398	1,152,211	706,200	21,492	5,054,301
President and	2008	440,000	—	2,458,263	988,526	904,200	24,321 (6)	4,815,310
Chief Executive	2007	331,770	110,000	1,750,380	—	864,924	22,240	3,079,314
Officer

Philip W. Cook	2009	330,000	—	1,062,825	446,016	300,135	17,726	2,156,702
Senior Vice	2008	315,000	—	997,707	391,858	366,818	16,676	2,088,059
President— Chief	2007	263,453	70,000	692,240	—	389,199	18,450	1,433,342
Financial Officer

Thomas F. Darden	2009	440,000	—	2,734,398	1,152,211	706,200	24,718	5,057,527
Chairman of the	2008	440,000	—	2,458,263	988,526	904,200	17,157 (6)	4,808,146
Board	2007	331,770	110,000	1,750,380	—	864,924	17,623	3,074,697

Jeff Cook	2009	385,000	—	1,298,608	538,937	411,950	18,786	2,653,281
Executive Vice	2008	365,000	—	1,450,778	498,718	500,050	17,736	2,832,282
President —	2007	288,413	50,000	728,830	—	501,262	17,828	1,586,333
Operations

John C. Cirone	2009	300,000	—	659,499	297,347	224,700	18,786	1,500,332
Senior Vice President,	2008	275,000	—	573,236	231,540	263,725	17,736	1,361,237
General Counsel	2007	254,093	50,000	597,700	—	309,130	19,564	1,230,487
and Secretary

(1)	For 2007, this column reports the discretionary bonuses awarded to the named executive officers in March 2007.

(2)	This column reports the aggregate grant date fair value calculated in accordance with FASB ASC Topic 718 for restricted stock and restricted stock units granted by Quicksilver and phantom units granted by KGS. Additional information regarding the calculation of these amounts is included in Note 2 and Note 19 to Quicksilver’s audited financial statements included in Quicksilver’s 2009 Annual Report on Form 10-K.

(3)	No options were awarded in 2007. This column reports the aggregate grant date fair value calculated in accordance with FASB ASC Topic 718 for options granted by Quicksilver. Additional information regarding the calculation of these amounts is included in Note 2 and Note 19 to Quicksilver’s audited financial statements included in Quicksilver’s 2009 Annual Report on Form 10-K.

(4)	For 2007, 2008 and 2009, this column reports the cash portion of the bonus paid to each of the named executive officers under the 2007 Executive Bonus Plan, the 2008 Executive Bonus Plan and the 2009 Executive Bonus Plan in February 2008, February 2009 and February 2010, respectively. The material terms of the 2009 Executive Bonus Plan are described under “—Compensation Discussion and Analysis—Overview of 2009 Compensation—Bonuses.”

(5)	For 2009, for each of the named executive officers, the amount in this column includes company payments of 401(k) plan matching and fixed contributions in an aggregate amount of $17,150, club memberships and dues, life insurance premiums, accidental death and dismemberment insurance premiums and long-term disability insurance premiums (except for Mr. Philip Cook, for whom Quicksilver did not incur any incremental cost associated with long-term disability insurance premiums). Occasionally, at no incremental cost to Quicksilver, a spouse has accompanied a named executive officer on an aircraft leased by Quicksilver for a business trip.

(6)	In addition to the items listed in footnote 5 above, this amount includes $2,706 and $5,932 of tax reimbursements paid to Mr. Glenn Darden and Mr. Thomas Darden, respectively, related to his spouse accompanying him on an aircraft leased by Quicksilver for a business trip.

Grants of Plan-Based Awards in 2009
     The following table sets forth certain information regarding grants of non-equity awards under the 2009 Executive Bonus Plan and equity awards under the 2006 Equity Plan, KGS’s 2007 Equity Plan and the 2008 Executive Bonus Plan granted to the named executive officers in 2009. The table does not include equity awards granted to the named executive officers in 2010 under the 2009 Executive Bonus Plan. The 2009 Executive Bonus Plan is described under “—Compensation Discussion and Analysis—Overview of 2009 Compensation—Bonuses.” The 2006 Equity Plan generally allows the Compensation Committee of the Board to make Quicksilver equity grants to directors, executive officers and selected employees and consultants of Quicksilver, and KGS’s 2007 Equity Plan generally allows the board of directors of Quicksilver Gas Services GP LLC to make KGS equity grants to employees, consultants, officers and directors of Quicksilver Gas Services GP LLC and its affiliates, including Quicksilver. The 2008 Executive Bonus Plan generally provides for awards of cash and equity incentive bonuses to executives and other officers of Quicksilver for performance in 2008.

										All Other				Grant
										Stock		All Other		Date
										Awards:		Option	Exercise	Fair
				Estimated Possible Payouts			Estimated Possible Payouts			Number of		Awards:	or Base	Value of
				Under Non-Equity			Under Equity			Shares or		Number of	Price of	Stock and
				Incentive Plan Awards			Incentive Plan Awards			Units of		Securities	Option	Option
	Grant		Approval	Threshold	Target	Maximum	Threshold	Target	Maximum	Stock		Underlying	Awards	Awards
Name	Date		Date	($)	($)	($)	($)	($)	($)	(#)		Options (#)	($/Sh)	($)(1)

Glenn	1/2/09		11/24/08	—	—	—	—	—	—	201,007	(2)	—	—	1,248,253
Darden	1/2/09		11/24/08	—	—	—	—	—	—	—		342,920 (3)	6.21	1,152,211
	1/2/09		12/9/08	—	—	—	—	—	—	82,721	(4)	—	—	832,173
	2/19/09	(5)	2/19/09	—	—	—	0	440,000	880,000	—		—	—	653,972
	—(6)		—	0	660,000	1,320,000	—	—	—	—		—	—	—

Philip W.	1/2/09		11/24/08	—	—	—	—	—	—	77,809	(2)	—	—	483,194
Cook	1/2/09		11/24/08	—	—	—	—	—	—	—		132,743 (3)	6.21	446,016
	1/2/09		12/9/08	—	—	—	—	—	—	32,021	(4)	—	—	322,131
	2/19/09	(5)	2/19/09	—	—	—	0	173,250	346,500	—		—	—	257,500
	—(6)		—	0	280,500	561,000	—	—	—	—		—	—	—

Thomas F.	1/2/09		11/24/08	—	—	—	—	—	—	201,007	(2)	—	—	1,248,253
Darden	1/2/09		11/24/08	—	—	—	—	—	—	—		342,920 (3)	6.21	1,152,211
	1/2/09		12/9/08	—	—	—	—	—	—	82,721	(4)	—	—	832,173
	2/19/09	(5)	2/19/09	—	—	—	0	440,000	880,000	—		—	—	653,972
	—(6)		—	0	660,000	1,320,000	—	—	—	—		—	—	—

Jeff	1/2/09		11/24/08	—	—	—	—	—	—	94,020	(2)	—	—	583,864
Cook	1/2/09		11/24/08	—	—	—	—	—	—	—		160,398 (3)	6.21	538,937
	1/2/09		12/9/08	—	—	—	—	—	—	38,692	(4)	—	—	389,242
	2/19/09	(5)	2/19/09	—	—	—	0	219,000	438,000	—		—	—	325,502
	—(6)		—	0	385,000	770,000	—	—	—	—		—	—	—

John C.	1/2/09		11/24/08	—	—	—	—	—	—	51,873	(2)	—	—	322,131
Cirone	1/2/09		11/24/08	—	—	—	—	—	—	—		88,496 (3)	6.21	297,347
	1/2/09		12/9/08	—	—	—	—	—	—	21,347	(4)	—	—	214,751
	2/19/09	(5)	2/19/09	—	—	—	0	82,500	165,000	—		—	—	122,617
	—(6)		—	0	210,000	420,000	—	—	—	—		—	—	—

(1)	This column shows the grant date fair value calculated in accordance with FASB ASC Topic 718 for equity awards granted to the named executive officers in 2009.

(2)	Number of shares of restricted stock granted to the named executive officer under the 2006 Equity Plan. Restrictions on these shares lapsed as to one third of the shares on January 2, 2010 and will lapse as to one third of these shares on each of January 2, 2011 and 2012. These restrictions may lapse earlier upon death, disability, qualified retirement or a change in control (see “—Potential Payments Upon Termination or in Connection with a Change in Control”).

(3)	Number of shares subject to stock options granted to the named executive officer under the 2006 Equity Plan. These options became exercisable with respect to one third of the shares on January 2, 2010 and will become exercisable as to one third of these shares on each of January 2, 2011 and 2012. These options may become exercisable earlier upon death, disability, qualified retirement or a change in control (see “—Potential Payments Upon Termination or in Connection with a Change in Control”).

(4)	Number of phantom units granted to the named executive officer under KGS’s 2007 Equity Plan, which will settle in KGS common units upon vesting. One third of these phantom units vested on January 4, 2010 and one third of these phantom units will vest on each of January 3, 2011 and January 3, 2012. These phantom units may vest earlier upon death, disability or a change in control (see “—Potential Payments Upon Termination or in Connection with a Change in Control”).

(5)	The 2008 Executive Bonus Plan was adopted December 10, 2007. On February 19, 2009, the following cash amounts and numbers of shares of restricted stock were granted to the named executive officers for performance in 2008:

		Number
Name	Cash Bonus ($)	of Shares (#)
Glenn Darden	904,200	103,805
Philip W. Cook	366,818	40,873
Thomas F. Darden	904,200	103,805
Jeff Cook	500,050	51,667
John C. Cirone	263,725	19,463

Restrictions on these shares lapsed as to one third of the shares on February 19, 2010 and will lapse as to one third of the shares on each of February 19, 2011 and 2012. In accordance with SEC rules, the portion of this bonus paid in cash was included in the Grants of Plan-Based Awards in 2008 table included in Quicksilver’s proxy statement for the May 20, 2009 annual meeting of stockholders.

(6)	The 2009 Executive Bonus Plan was adopted November 24, 2008. On February 23, 2010, the following cash amounts and numbers of shares of restricted stock or restricted stock units were granted to the named executive officers for performance in 2009:

		Number
		of Shares or
Name	Cash Bonus ($)	Units (#)
Glenn Darden	706,200	36,686
Philip W. Cook	300,135	15,133
Thomas F. Darden	706,200	36,686
Jeff Cook	411,950	19,260
John C. Cirone	224,700	7,504

In accordance with SEC rules, the portion of this bonus paid in restricted stock or restricted stock units is not included in the Grants of Plan-Based Awards in 2009 table because it is considered an equity award granted in 2010. Restrictions on these shares or units will lapse as to one third of these shares or units on each of February 23, 2011, 2012 and 2013.

Outstanding Equity Awards at Fiscal Year-End in 2009
     The following table sets forth information regarding the December 31, 2009 holdings by the named executive officers of Quicksilver options, restricted stock and restricted stock units and KGS phantom unit awards. Each equity grant is shown separately for each named executive officer.

	Option Awards					Stock Awards
	Number of	Number of
	Securities	Securities				Number of
	Underlying	Underlying				Shares or Units		Market Value of
	Unexercised	Unexercised		Option		of Stock That		Shares or Units
	Options	Options		Exercise	Option	Have Not		of Stock That
	(#)	(#)		Price	Expiration	Vested		Have Not Vested
Name	Exercisable	Unexercisable		($)	Date	(#)		($)(1)(2)
Glenn Darden	24,114	48,226	(3)	30.95	01/01/2018
	—	342,920	(4)	6.21	01/01/2019	28,000 24,316	(5) (6)	420,280 364,983
						10,980	(7)	164,810
						201,007	(8)	3,017,115
						103,805	(9)	1,558,113
						3,333	(10)	69,893
						19,875	(11)	416,779
						82,721	(12)	1,734,659

Philip W. Cook	9,560	19,116	(3)	30.95	01/01/2018
	—	132,743	(4)	6.21	01/01/2019	10,667 9,638	(5) (6)	160,112 144,666
						4,795	(7)	71,973
						77,809	(8)	1,167,913
						40,873	(9)	613,504
						1,667	(10)	34,957
						7,878	(11)	165,202
						32,021	(12)	671,480

Thomas F. Darden	24,114	48,226	(3)	30.95	01/01/2018
	—	342,920	(4)	6.21	01/01/2019	28,000 24,316	(5) (6)	420,280 364,983
						10,980	(7)	164,810
						201,007	(8)	3,017,115
						103,805	(9)	1,558,113
						3,333	(10)	69,893
						19,875	(11)	416,779
						82,721	(12)	1,734,659

Jeff Cook	12,166	24,330	(3)	30.95	01/01/2018
	—	160,398	(4)	6.21	01/01/2019	11,333 16,590	(5) (6)	170,108 249,016
						5,727	(7)	85,962
						94,020	(8)	1,411,240
						51,667	(9)	775,522
						1,667	(10)	34,957
						10,027	(11)	210,266
						38,692	(12)	811,371

John C. Cirone	5,648	11,296	(3)	30.95	01/01/2018
	—	88,496	(4)	6.21	01/01/2019	9,333 5,696	(5) (6)	140,088 85,497
						2,522	(7)	37,855
						51,873	(8)	778,614
						19,463	(9)	292,140
						1,333	(10)	27,953
						4,655	(11)	97,615
						21,347	(12)	447,647

(1)	The market value of restricted stock and restricted stock unit awards is based on the closing market price of Quicksilver common stock on December 31, 2009, the last trading day of fiscal 2009, which was $15.01.

(2)	The market value of phantom unit awards is based on the closing market price of KGS common units on December 31, 2009, the last trading day of fiscal 2009, which was $20.97.

(3)	The option became exercisable with respect to one half of these shares on January 2, 2010; the option will become exercisable with respect to one half of these shares on January 2, 2011.

(4)	The option became exercisable with respect to one third of these shares on January 2, 2010; the option will become exercisable with respect to one third of these shares on each of January 2, 2011 and 2012.

(5)	All of these shares of restricted stock vested on January 1, 2010.

(6)	One half of these shares of restricted stock vested on January 2, 2010; the remaining one half of these shares of restricted stock will vest on January 2, 2011.

(7)	One half of these shares of restricted stock vested on February 20, 2010; the remaining one half of these shares of restricted stock will vest on February 20, 2011.

(8)	One third of these shares of restricted stock vested on January 2, 2010, and one third of these shares will vest on each of January 2, 2011 and 2012.

(9)	One third of these shares of restricted stock vested on February 19, 2010, and one third of these shares will vest on each of February 19, 2011 and 2012.

(10)	All of these phantom units will vest, and settle in cash, on August 10, 2010.

(11)	One half of these phantom units vested on January 4, 2010, and one half of these phantom units will vest on January 3, 2011.

(12)	One third of these phantom units vested on January 4, 2010, and one third of these phantom units will vest on each of January 3, 2011 and 2012.

Option Exercises and Stock Vested in 2009
     The following table sets forth information regarding the aggregate options exercised by the named executive officers in 2009 and Quicksilver restricted stock or restricted stock units or KGS phantom units held by the named executive officers that became vested during 2009.

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized
	Acquired on Exercise	Exercise	Acquired on Vesting	on Vesting
Name	(#)	($)	(#)	($)
Glenn Darden (1)	124,126	807,096	74,982	463,380
			9,938	99,976
			—	45,062

Philip W. Cook (2)			39,217	248,836
			3,940	39,636
			—	22,524

Thomas F. Darden (3)	88,126	617,951	74,982	463,380
			9,938	99,976
			—	45,062

Jeff Cook (4)	41,050	188,536	46,159	292,750
			5,014	50,441
			—	22,524

John C. Cirone (5)	56,674	384,116	31,777	202,149
			2,328	23,420
			—	18,022

(1)	Mr. Glenn Darden exercised options to purchase 90,000 shares of common stock at an exercise price of $5.505 per share and 34,126 shares of common stock at an exercise price of $11.9167 per share on November 16, 2009, when the market price of the common stock was $13.77 per share. Restrictions with respect to 28,000 shares of Mr. Darden’s restricted stock lapsed on January 1, 2009, when the market price of the common stock was $5.57 per share; restrictions with respect to 12,158 shares of Mr. Darden’s restricted stock lapsed on January 2, 2009, when the market price of the common stock was $6.21 per share; restrictions with respect to 29,334 shares of Mr. Darden’s restricted stock lapsed on January 26, 2009, when the market price of the common stock was $6.83 per share; and restrictions with respect to 5,490 shares of Mr. Darden’s restricted stock lapsed on February 20, 2009, when the market price of the common stock was $5.75 per share. Restrictions with respect to 9,938 units of Mr. Darden’s KGS phantom units, which settled in common units, lapsed on January 2, 2009, when the market price of the common units was $10.06. Mr. Darden realized $45,062 of value upon the vesting of 3,333 KGS phantom units, which settled in cash, on August 10, 2009, when the market price of KGS common units was $13.52 per unit.

(2)	Restrictions with respect to 10,665 shares of Mr. Philip Cook’s restricted stock lapsed on January 1, 2009, when the market price of the common stock was $5.57 per share; restrictions with respect to 4,820 shares of Mr. Cook’s restricted stock lapsed on January 2, 2009, when the market price of the common stock was $6.21 per share; restrictions with respect to 21,334 shares of Mr. Cook’s restricted stock lapsed on January 26, 2009, when the market price of the common stock was $6.83 per share; and restrictions with respect to 2,398 shares of Mr. Cook’s restricted stock lapsed on February 20, 2009, when the market price of the common stock was $5.75 per shares. Restrictions with respect to 3,940 units of Mr. Cook’s KGS phantom units, which settled in common units, lapsed on January 2, 2009, when the market price of the common units was $10.06. Mr. Cook realized $22,524 of value upon the vesting of 1,666 KGS phantom units, which settled in cash, on August 10, 2009, when the market price of KGS common units was $13.52 per unit.

(3)	Mr. Thomas Darden exercised options to purchase 54,000 shares of common stock at an exercise price of $5.505 and 34,126 shares of common stock at an exercise price of $11.9167 per share on December 18, 2009, when the market price of the common stock was $15.00 per share. Restrictions with respect to 28,000 shares of Mr. Darden’s restricted stock lapsed on January 1, 2009, when the market price of the common stock was $5.57 per share; restrictions with respect to 12,158 shares of Mr. Darden’s restricted stock lapsed on January 2, 2009, when the market price of the common stock was $6.21 per share; restrictions with respect to 29,334 shares of Mr. Darden’s restricted stock units lapsed on January 26, 2009, when the market price of the common stock was $6.83 per share; and restrictions with respect to 5,490 shares of Mr. Darden’s restricted stock lapsed on February 20, 2009, when the market price of the common stock was $5.75 per share. Restrictions with respect to 9,938 units of Mr. Darden’s KGS phantom units, which settled in common units, lapsed on January 2, 2009, when the market price of the common units was $10.06. Mr. Darden realized $45,062 of value upon the vesting of 3,333 KGS phantom units, which settled in cash, on August 10, 2009, when the market price of KGS common units was $13.52 per unit.

(4)	Mr. Jeff Cook exercised options to purchase 32,808 shares of common stock at an exercise price of $5.505 on September 4, 2009, when the market price of the common stock was $10.57 per share. Mr. Cook exercised options to purchase 8,242 shares of common stock at an exercise price of $11.9167 per share on December 15, 2009, when the market price of the common stock was $14.63 per share. Restrictions with respect to 11,333 shares of Mr. Cook’s restricted stock lapsed on January 1, 2009, when the market price of the common stock was $5.57 per share; restrictions with respect to 8,296 shares of Mr. Cook’s restricted stock lapsed on January 2, 2009, when the market price of the common stock was $6.21 per share; restrictions with respect to 23,666 restricted shares of Mr. Cook’s restricted stock lapsed on January 26, 2009, when the market price of the common stock was $6.83 per share; and restrictions with respect to 2,864 shares of Mr. Cook’s restricted stock lapsed on February 20, 2009, when the market price of the common stock was $5.75 per share. Restrictions with respect to 5,014 units of Mr. Cook’s KGS phantom units, which settled in common units, lapsed on January 2, 2009, when the market price of the common units was $10.06. Mr. Cook realized $22,524 of value upon the vesting of 1,666 KGS phantom units, which settled in cash, on August 10, 2009, when the market price of KGS common units was $13.52 per unit.

(5)	Mr. Cirone exercised options to purchase 39,792 shares of common stock at an exercise price of $5.505 on September 16, 2009, when the market price of the common stock was $13.85 per share. Mr. Cirone exercised options to purchase 16,882 shares of common stock at an exercise price of $11.9167 per share on December 18, 2009, when the market price of the common stock was $15.00 per share. Restrictions with respect to 9,333 shares of Mr. Cirone’s restricted stock lapsed on January 1, 2009, when the market price of the common stock was $5.57 per share; restrictions with respect to 2,848 shares of Mr. Cirone’s restricted stock lapsed on January 2, 2009, when the market price of the common stock was $6.21 per share; restrictions with respect to 18,334 shares of Mr. Cirone’s restricted stock units lapsed on January 26, 2009, when the market price of the common stock was $6.83 per share; and restrictions with respect to 1,262 shares of Mr. Cirone’s restricted stock lapsed on February 20, 2009, when the market price of the common stock was $5.75 per share. Restrictions with respect to 2,328 units of Mr. Cirone’s KGS phantom units, which settled in common units, lapsed on January 2, 2009, when the market price of the common units was $10.06. Mr. Cirone realized $18,022 of value upon the vesting of 1,333 KGS phantom units, which settled in cash, on August 10, 2009, when the market price of KGS common units was $13.52 per unit.

Potential Payments Upon Termination or in Connection with a Change in Control
     Death and Disability
     Under the terms of the 2009 Executive Bonus Plan, if a named executive officer dies or becomes disabled and unable to work during the plan year, the named executive officer, or his beneficiary, is entitled to receive a pro-rated award based on results at the end of the performance period and the number of calendar days that the named executive officer participated in the year prior to death or disability. The pro-rated award will be paid at the same time and in the same manner as awards for the plan year are paid to the other participants in the plan, except that any equity award provided under the plan will be paid in the form of a lump sum cash payment rather than in equity. The 2010 Executive Bonus Plan provides for the same treatment of awards upon a named executive officer’s death or disability.
     Under the terms of the equity awards granted under the 2006 Equity Plan to each of the named executive officers, each outstanding award will immediately vest in full upon the holder’s death or disability. Awards will convert or become exercisable or transfer restrictions will lift, as applicable, upon vesting. Stock options that vest due to a named executive officer’s death or disability remain exercisable for five years following such death or disability. Under the terms of the phantom unit awards granted under KGS’ 2007 Equity Plan to each of the named executive officers, each outstanding award will immediately vest in full upon the holder’s death or disability. Awards that convert into KGS units will do so upon the earlier of (i) the next scheduled vesting date under the respective award coincident with or following the date such award vested or (ii) the date of the occurrence of a “change in control” of KGS, as defined in the plan (which includes a change in control of Quicksilver or the general partner of KGS), and awards that entitle the holder to a cash payment will payout upon vesting.
     Retirement
     Under the terms of the equity awards granted under the 2006 Equity Plan to each of the named executive officers, each outstanding award will immediately vest in full upon the holder’s retirement after attaining age 62 and completing five years of service with Quicksilver. Awards will convert or become exercisable or transfer restrictions will lift, as applicable, upon vesting. Stock options that vest due to a named executive officer’s eligible retirement remain exercisable for five years following such retirement.
     Change in Control
     Under the terms of the 2009 Executive Bonus Plan, if a “change in control” of Quicksilver occurs during the plan year, each named executive officer is entitled to receive his maximum possible payout under the plan for the full plan year. Such payment will be made within 30 days after the change-in-control event and any equity award provided under the plan will be paid in the form of a lump sum cash payment rather than in equity. Pursuant to the terms of the plan, if any payments under the plan would on their own constitute an “excess parachute payment” within the meaning of Section 280G of the Code, then the payments to be made under the plan will be reduced to the minimum extent necessary (but not to less than zero) so that no portion of any such payment, as so reduced, constitutes an excess parachute payment, provided that the foregoing reduction will be made only if and to the extent that such reduction would result in an increase in the aggregate payment to be provided, determined on an after-tax basis (taking into account any excise tax imposed pursuant to Section 4999 of the Code, tax imposed by any comparable provision of state law and applicable federal, state and local income and employment taxes). To the extent that any amounts payable under the plan aggregated with all other payments made to the named executive officer upon a change in control would be subject to the excise tax imposed by Section 4999 of the Code, then, under the Change in Control Plan, Quicksilver is required to make an additional payment to the named executive officer such that after payment of all taxes on the additional payment, the named executive officer retains an amount equal to the excise tax imposed on such individual by Section 4999 of the Code, as described below. The 2010 Executive Bonus Plan provides for the same treatment of awards upon a change in control.
     Under the terms of the equity awards granted under the 2006 Equity Plan to each of the named executive officers, each outstanding award will immediately vest in full upon a “change in control” of Quicksilver that occurs while the named executive officer is an employee of Quicksilver. Awards will convert or become exercisable or transfer restrictions will lift, as applicable, upon vesting. Under the terms of the phantom unit awards granted under KGS’ 2007 Equity Plan to each of the named executive officers, each outstanding award will immediately vest in full upon a “change in control” of KGS that occurs while the named executive officer is an employee of KGS or an affiliate. Awards will convert or pay out, as applicable, upon the date of the change-in-control event.
     Payments Upon Termination Following a Change in Control. Under the terms of the Change in Control Plan, if, on or within two years after the occurrence of a “change in control” of Quicksilver there is an involuntary termination of a named executive officer (including termination for specified “good reason” events), the named executive officer is entitled to the following benefits:

•	a lump sum cash payment on the 60th day (unless subject to the six-month payment delay under Section 409A of the Code) following the named executive officer’s separation from service equal to three times the sum of his (i) base salary plus (ii) “benchmark bonus” (generally defined as the greater of (a) the average of the last three consecutive annual bonuses earned by the named executive officer (or, all annual bonuses earned by him if he has been employed by Quicksilver for less than three years) or (b) the named executive officer’s target annual bonus in the year in which the change in control occurs), subject to the execution of a general release by the named executive officer;

•	accelerated vesting of all outstanding equity awards held by the named executive officer;

•	continued group medical, dental, vision and life insurance coverage, paid by Quicksilver, for two years following the named executive officer’s termination date, subject to the execution of a general release by the named executive officer; and

•	accelerated vesting of the named executive officer’s 401(k) plan account balance, to the extent permitted by law.
Benefits provided pursuant to the plan are required to be reduced by any severance, termination or similar payment made to the named executive officer pursuant to any employment, change in control, severance or similar agreement with Quicksilver or a subsidiary of Quicksilver, unless the other agreement expressly provides that such payment is in addition to payments under the Change in Control Plan.
     Retention Bonus Following a Change in Control. Under the Change in Control Plan, each of the named executive officers who remains employed by Quicksilver throughout the six-month period following a change in control is entitled to a lump sum cash retention bonus equal to one-half of the named executive officer’s base salary, without regard to whether he is or ever will become entitled to severance benefits under the plan.
     If any payment or benefit to be paid or provided by Quicksilver or its subsidiaries under the Change in Control Plan or otherwise would be subject to the excise tax imposed by Section 4999 of the Code on “excess parachute payments,” within the meaning of Section 280G of the Code, then Quicksilver is required to make an additional payment to the named executive officer such that after payment of all taxes on the additional payment (including income and employment taxes, as well as interest and penalties), the named executive officer retains an amount equal to the excise tax imposed on such individual by Section 4999 of the Code.
     The “change in control” definitions under the 2009 and 2010 Executive Bonus Plans, the 2006 Equity Plan and the Change in Control Plan are substantially the same. “Change in control” generally means the occurrence of one of the following events: any person is or becomes the beneficial owner of 50% or more of the combined voting power of the then-outstanding voting stock of Quicksilver, except acquisitions approved by the incumbent directors and acquisitions by specified related persons; a majority of the board ceases to be comprised of incumbent directors; or the consummation of a business combination transaction, including a sale of all or substantially all assets, immediately after which the voting stock of Quicksilver outstanding immediately prior to such transaction does not continue to represent at least 50% of the combined voting power of the then-outstanding shares of voting stock of the surviving entity. Under the Change in Control Plan, a “good reason” event generally means the occurrence of one of the following events with regard to a participant: a change in duties or position; a reduction in base salary or incentive bonus opportunity; a change in compensation or benefits without provision of comparable, or, for certain specified benefits, the same, compensation or benefits; a relocation of workplace outside a radius of 50 miles; failure of Quicksilver to honor any provision of the Change in Control Plan; or notice of termination of an employment agreement.

     Potential Payments Upon Termination or Change in Control Table
     The following table sets forth the payments that each of the named executive officers could receive upon the occurrence of any of the events described below. The payments set forth in the table are based on the assumption that the event occurred on December 31, 2009, the last business day of 2009. The amounts shown in the table do not include payments and benefits, such as accrued salary, accrued vacation and severance, to the extent that they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment.

					Acceleration of
					Equity-Based Awards
					Restricted
					Stock,
					Restricted
					Stock Units
				Short-Term	or KGS
		Retention	Cash	Incentive	Phantom		Insurance	Tax
		Bonus	Severance	Compensation	Units	Options	Premiums	Gross-Up	Total
Name	Event	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	(7)	($)
Glenn Darden	Death	—	—	1,177,000	7,746,632	3,017,696	—	—	11,941,328
	Disability	—	—	1,177,000	7,746,632	3,017,696	—	—	11,941,328
	Retirement (8)	—	—	—	—	—	—	—	—
	Change in control	220,000	4,620,000	2,200,000	7,746,632	3,017,696	42,856	—	17,847,184

Philip W. Cook	Death	—	—	494,340	3,029,807	1,168,138	—	—	4,692,285
	Disability	—	—	494,340	3,029,807	1,168,138	—	—	4,692,285
	Retirement (8)	—	—	—	—	—	—	—	—
	Change in control	165,000	2,404,197	924,000	3,029,807	1,168,138	42,856	1,318,918	9,052,916

Thomas F. Darden	Death	—	—	1,177,000	7,746,632	3,017,696	—	—	11,941,328
	Disability	—	—	1,177,000	7,746,632	3,017,696	—	—	11,941,328
	Retirement (8)	—	—	—	—	—	—	—	—
	Change in control	220,000	4,620,000	2,200,000	7,746,632	3,017,696	42,856	—	17,847,184

Jeff Cook	Death	—	—	659,120	3,748,443	1,411,502	—	—	5,819,065
	Disability	—	—	659,120	3,748,443	1,411,502	—	—	5,819,065
	Retirement (8)	—	—	—	—	—	—	—	—
	Change in control	192,500	3,003,000	1,232,000	3,748,443	1,411,502	42,856	—	9,630,301

John C. Cirone	Death	—	—	321,000	1,907,409	1,070,388	—	—	3,298,797
	Disability	—	—	321,000	1,907,409	1,070,388	—	—	3,298,797
	Retirement (8)	—	—	—	—	—	—	—	—
	Change in control	150,000	1,863,585	600,000	1,907,409	1,070,388	12,486	891,427	6,495,295

(1)	Pursuant to the Change in Control Plan, this amount is payable as a lump sum only if the named executive officer remains employed by Quicksilver throughout the six-month period following a change in control of Quicksilver.

(2)	Pursuant to the Change in Control Plan, this amount is payable as a lump sum only if there is an involuntary termination of the named executive officer on or within two years after a change in control of Quicksilver occurs.

(3)	This amount is payable as a lump sum and is calculated based on the 2009 Executive Bonus Plan.

(4)	This amount reflects the market value, as of December 31, 2009, the last trading day of fiscal 2009, of (a) unvested shares of restricted stock or restricted stock units of Quicksilver that would vest upon the occurrence of the applicable event, and (b) unvested phantom units of KGS that would vest upon the occurrence of the applicable event. The closing market price of the common stock of Quicksilver was $15.01 on December 31, 2009, and the closing market price of KGS common units was $20.97 on December 31, 2009.

(5)	This amount reflects the difference between $15.01, the closing price of the common stock of Quicksilver on December 31, 2009, and the option exercise price of unvested options that would vest upon the occurrence of the applicable event. This amount does not include any amounts that would be realizable by the named executive officer in connection with the exercise of options that were vested but unexercised as of December 31, 2009. For information regarding options that were vested but unexercised as of December 31, 2009, see “—Outstanding Equity Awards at Fiscal Year-End in 2009.”

(6)	For each named executive officer, consists of health insurance and life insurance premiums payable under the Change in Control Plan over the two-year period following a change in control of Quicksilver in the amounts set forth opposite his name:

	Health Insurance	Life Insurance
	Premium	Premium
Name	($)	($)
Glenn Darden	41,848	1,008
Philip W. Cook	41,848	1,008
Thomas F. Darden	41,848	1,008
Jeff Cook	41,848	1,008
John C. Cirone	11,478	1,008

(7)	This amount is an estimate of the lump sum payment Quicksilver would be required to make to the named executive officer because certain payments to the named executive officer are subject to the excise tax imposed by Section 4999 of the Code.

(8)	As described above under “—Retirement,” the vesting of awards granted under the 2006 Equity Plan accelerate on retirement after attaining age 62 and completing five years of service. As of December 31, 2009, none of the named executive officers satisfied the age and service condition. Each of the named executive officers would first satisfy these conditions on the date indicated: Mr. Glenn Darden — September 22, 2017; Mr. Philip Cook — November 12, 2023; Mr. Thomas Darden — July 7, 2015; Mr. Jeff Cook — July 23, 2018; and Mr. Cirone — January 22, 2012.

AUDIT COMMITTEE REPORT
     Management is responsible for Quicksilver’s system of internal controls and the overall financial reporting process. Quicksilver’s independent registered public accounting firm is responsible for performing an independent audit of Quicksilver’s consolidated financial statements and internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States), and to issue reports thereon. The Audit Committee is responsible for overseeing management’s conduct of the financial reporting process and systems of internal accounting and financial controls.
     The Audit Committee reviewed and discussed with both management and Deloitte & Touche LLP, Quicksilver’s independent registered public accounting firm, all annual and quarterly financial statements prior to their issuance. Management advised the Audit Committee that each set of financial statements reviewed had been prepared in accordance with generally accepted accounting principles and reviewed significant accounting and disclosure issues with the Audit Committee. These reviews by the Audit Committee included discussion with Deloitte & Touche LLP of matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended and adopted by the Public Company Accounting Oversight Board, including the quality of Quicksilver’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee also discussed with Deloitte & Touche LLP matters relating to its independence, including a review of audit and non-audit fees and the written disclosures and letter from Deloitte & Touche LLP to the Audit Committee pursuant to Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). Additionally, the Audit Committee reviewed key initiatives and programs aimed at strengthening the effectiveness of Quicksilver’s internal and disclosure control structure, including its internal control over financial reporting.
     Taking all of these reviews and discussions into account, the Audit Committee recommended to the Board that it approve the inclusion of Quicksilver’s audited financial statements in Quicksilver’s 2009 Annual Report on Form 10-K for filing with the SEC.
     The foregoing report was submitted by the Audit Committee and shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or Section 18 of the Exchange Act.
Members of the Audit Committee

W. Byron Dunn	W. Yandell Rogers, III
Steven M. Morris	Mark J. Warner

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
     The Audit Committee charter requires that the Audit Committee review and evaluate the independence, performance and compensation of, and annually appoint, the independent registered public accounting firm. The Audit Committee appointed Deloitte & Touche LLP, which served as Quicksilver’s independent registered public accounting firm for 2009, to continue to serve as Quicksilver’s independent registered public accounting firm for the first quarter of 2010. The Audit Committee expects to receive from Deloitte a formal audit proposal for the full year prior to the Committee’s regularly scheduled meeting in May, at which time it will consider appointment of Deloitte & Touche LLP for the remainder of 2010. There are no disagreements with Deloitte & Touche LLP on any accounting or auditing matters.
     Representatives of Deloitte & Touche LLP are expected to be present at the annual meeting and will be offered the opportunity to make a statement if they so desire. They will also be available to answer questions.
     The table below summarizes the fees billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the “Deloitte Entities”), for the years ended December 31, 2009 and December 31, 2008:

	2009	2008
Audit Fees (1)	$1,195,531	$1,302,912
Audit-Related Fees (2)	1,018,240	211,100
Tax Fees (3)	37,641	—
All Other Fees	—	—

(1)	These amounts consist of the aggregate fees billed by the Deloitte Entities for professional services rendered for the audit of Quicksilver’s annual financial statements and the review of the financial statements included in Quicksilver’s quarterly reports on Form 10-Q.

(2)	These amounts consist of the aggregate fees billed by the Deloitte Entities for assurance and related services that are reasonably related to the performance of the audit or review of Quicksilver’s financial statements and are not described above under “Audit Fees.” In 2009, audit-related fees consisted of fees related to due diligence and consents associated with capital markets transactions and consultation regarding financial accounting and reporting standards. In 2008, audit-related fees consisted of fees related to the audit of Quicksilver’s 401(k) Plan, due diligence and consents associated with capital markets transactions and fees associated with an asset acquisition by Quicksilver.

(3)	The amount for 2009 consists of fees billed by the Deloitte Entities for review of Quicksilver’s 2008 federal income tax return.
     Pre-Approval Policies and Procedures. In general, all engagements of Quicksilver’s independent registered public accountants, whether for auditing or non-auditing services, must be pre-approved by the Audit Committee. The Chair of the Audit Committee, Mr. Morris, is authorized to pre-approve any audit and non-audit services on behalf of the Audit Committee, provided that these decisions are presented to the full Audit Committee at its next regularly scheduled meeting. None of the services described above as Audit-Related Fees were exempt from the pre-approval requirements set forth in SEC rules and regulations.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Related-Party Transaction Policy
     The Board has adopted a written related-party transaction policy pursuant to which it has delegated to the Audit Committee the responsibility for reviewing and, if appropriate, approving or ratifying related-party transactions. The policy covers transactions to which Quicksilver or any of its subsidiaries is a party and in which any director or executive officer of Quicksilver or any person that beneficially owns more than 5% of the common stock of Quicksilver (each a “related party”), or an immediate family member of such director, officer or owner, had, has or will have a direct or indirect interest, other than a transaction involving (i) compensation by Quicksilver of a related party or an immediate family member of a related party for services as a director or executive officer of Quicksilver, (ii) compensation by Quicksilver of an immediate family member of a related party for services other than as a director or executive officer of the Company where such compensation is $120,000 or less, (iii) less than $50,000, or (iv) an interest of a related party, any immediate family member of such related party or any related entity of such related party that arises solely from the ownership of Quicksilver equity securities and all holders of that class of Quicksilver equity securities receive the same benefit on a pro rata basis. The policy instructs directors and executive officers to bring any possible related-party transaction to the attention of Quicksilver’s General Counsel or Compliance Officer, who, unless he or she determines that the transaction is not a related-party transaction, will notify the Chairman of the Audit Committee.
     The Audit Committee reviews each related-party transaction of which it becomes aware and may approve or ratify a related-party transaction if the Audit Committee determines that the transaction is in the best interest of Quicksilver and its stockholders. In making this determination, the Audit Committee considers (i) whether the terms of the related-party transaction are more or less favorable to Quicksilver than those that could be expected to be obtained from an unrelated third party on an arm’s length basis; (ii) any provisions in Quicksilver’s financing arrangements relating to transactions with related parties or affiliates; and (iii) any other matters the Committee deems relevant and appropriate. The Audit Committee reports periodically to the Board on the nature of the related-party transactions that have been presented to the Audit Committee and the determinations that the Audit Committee has made with respect to those transactions. The Audit Committee has reviewed and approved or ratified each of the related-party transactions discussed below other than Ms. Self’s compensation as an officer of Quicksilver, which was reviewed and approved by the Compensation Committee.
Related-Party Transactions
     Quicksilver paid $0.7 million in 2009, and expects to pay $0.1 million in 2010, for rent on buildings owned by Pennsylvania Avenue, L.P. (a limited partnership owned by members of the Darden family and Mercury Exploration Company, a corporation owned by members of the Darden family) and WFMG, L.P. (a limited partnership owned 80% by Pennsylvania Avenue and 20% by unrelated parties). Rental rates are determined based on comparable rates charged by third parties. At December 31, 2009, Quicksilver had future lease obligations to Pennsylvania Avenue and WFMG of $0.1 million through 2010.
     Quicksilver expects to enter into a lease of office space from Behringer Harvard Burnett Plaza LP. In connection with the lease, Red Oak Realty, LLC, a limited liability company in which members of the Darden Family own interests, expects to receive an approximately $1.3 million commission from Behringer Harvard.
     Quicksilver received from Mercury Exploration $0.3 million in 2009, and expects to receive from Mercury Exploration $0.3 million in 2010, for sublease and lease rentals and reimbursement for, employee insurance coverage and administrative services.
     During 2009, Quicksilver paid $0.2 million to Sevens Aviation, LLC (a limited liability company owned indirectly by members of the Darden family) and $0.5 million to Executive Flight Services, Inc. (an unrelated airplane management company) for use of an airplane owned by Sevens Aviation. Usage rates are determined based on comparable rates charged by third parties. Quicksilver expects to continue to use the plane in 2010, but is unable to predict the aggregate usage fees that it will pay.
     On June 23, 2006, Quicksilver received an assignment from KC7 Ranch Ltd. of an oil and gas lease dated October 25, 2005 from Si Bar, KC Ranch, Ltd. as lessor to KC7 Ranch Ltd. as lessee covering 2,773 acres in exchange for $0.2 million in cash. Under the terms of the assignment of the lease, KC7 is entitled to a 3.3%

overriding royalty interest, pursuant to which KC7 will receive payments from Quicksilver based on any future production of oil or gas from the acreage subject to the lease. On July 7, 2006, KC7 Ranch Ltd. as lessor granted an oil and gas lease to Quicksilver covering 2,773 acres in exchange for a cash payment of $0.3 million. The lease has a three-year primary term and KC7 is entitled to receive a 20% royalty interest pursuant to which it will receive payments from Quicksilver based on any future production of oil or gas from the acreage subject to the lease. Aggregate payments to KC7 Ranch Ltd. in 2009 were $0.2 million. Future payments, if any, pursuant to the royalty and overriding royalty interests cannot be estimated at this time. KC7 is a limited partnership in which Quicksilver Energy LP, an entity controlled by members of the Darden family, owns an 80% limited partner interest and maintains additional preferences in distributions of profit from KC7; the other 20% limited partner interest is owned or controlled by Jeff Cook, Quicksilver’s Executive Vice President — Operations, and his spouse and children. KC7’s general partner is owned equally by Glenn Darden, Thomas Darden, and Anne Darden Self. The purchase price to acquire the leases and the terms of the leases were determined based on comparable prices and terms paid and granted to third parties with respect to similar leases in the area. The approximate 80% net revenue interest that Quicksilver has in these leases after deducting the royalty and, as applicable, overriding royalty is commensurate with that which Quicksilver has with respect to other leases in the area.
     For her service during 2009 as Quicksilver’s Vice President — Human Resources, Anne Darden Self received total compensation (calculated in the same manner as total compensation in the Summary Compensation Table in this proxy statement) of $763,513. Ms. Self continues to serve as Vice President — Human Resources, and Quicksilver anticipates her total compensation for 2010 will not be less than that she received in 2009.
     For his service during 2009 as a landman for Quicksilver, Byron Dunn received total compensation (calculated in the same manner as total compensation in the Summary Compensation Table in this proxy statement) of $191,408. Mr. Dunn continues to be employed as a landman, and Quicksilver anticipates his total compensation for 2010 will not be less than that he received in 2009. Mr. Dunn is the son of Quicksilver’s director W. Byron Dunn. W. Byron Dunn has no material direct or indirect interest in his son’s compensation.

PROPOSAL 1.
ELECTION OF DIRECTORS
     The following nominees have been selected by the NCG Committee and approved by the Board for submission to the stockholders, each to serve a three-year term expiring at the annual meeting of Quicksilver’s stockholders in 2013:
•	Anne Darden Self; and

•	Steven M. Morris.
     The Board believes that each director nominee will be able to stand for election. If any nominee becomes unable to stand for election, proxies in favor of that nominee will be voted in favor of the remaining nominees and in favor of any substitute nominee named by the Board upon recommendation of the NCG Committee. If you do not wish your shares voted for one or more of the nominees, you may so indicate when you vote.
Your Board Recommends a Vote “FOR” the Above Nominees.

OTHER MATTERS
     The Board does not know of any other matters that are to be presented for action at the annual meeting. If, however, any other matters properly come before the annual meeting or any adjournment(s) or postponement(s) thereof, it is intended that the enclosed proxy will be voted in accordance with the judgment of the persons voting the proxy.
STOCKHOLDER PROPOSALS
Stockholder Proposals for Annual Meeting in 2011
     Any stockholder who satisfies the SEC requirements and desires to submit a proposal to be considered for inclusion in Quicksilver’s proxy materials for the annual meeting of stockholders to be held in 2011 must submit the proposal to Quicksilver’s Secretary at 777 West Rosedale Street, Fort Worth, Texas 76104. The proposal must be received no later than December 8, 2010 for Quicksilver to consider it for inclusion.
Other Stockholder Business at Annual Meeting in 2011
     Stockholders who desire to present other business at the annual meeting of stockholders to be held in 2011, including a nomination of a candidate for election as director at such meeting, must notify Quicksilver’s Secretary of such intent in accordance with Quicksilver’s Bylaws by writing to Quicksilver’s Secretary at 777 West Rosedale Street, Fort Worth, Texas 76104. To be timely, such notice must be received no earlier than February 18, 2011 and no later than March 20, 2011. The advance notice must also meet the other requirements of Bylaw 9 (in the case of business other than nominations) or Bylaw 14 (in the case of nominations) of Quicksilver’s Bylaws. You may obtain a copy of Quicksilver’s Bylaws by writing to Quicksilver’s Secretary at the address above.
     The above Notice of Annual Meeting of Stockholders and this proxy statement are sent by order of the Board.
John C. Cirone
Senior Vice President, General Counsel and Secretary
April 7, 2010
Copies of Quicksilver’s 2009 Annual Report on Form 10-K are available, without charge, to each stockholder upon written request to the Investor Relations Department at 777 West Rosedale Street, Fort Worth, Texas 76104 (a copy of any exhibit to the Form 10-K will also be provided without charge upon written request).

71030 FOLD AND DETACH HERE YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. We encourage you to take advantage of Internet or telephone voting. Both are available 24 hours a day, 7 days a week. Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the stockholder meeting date. OR If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. INTERNET http://www.proxyvoting.com/kwk Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. QUICKSILVER RESOURCES INC. Mark Here for Address Change or Comments SEE REVERSE Signature Signature Date NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. In the case of a corporation, partnership or other entity, the full name of the organization should be used and the signature should be that of a duly authorized officer or person. Please mark your votes as indicated in this example X FOR ALL Nominees: WITHHOLD FOR ALL *EXCEPTIONS Proposal 1. ELECTION OF DIRECTORS 01 Anne Darden Self 02 Steven M. Morris (INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.) *Exceptions All shares will be voted as directed herein and, unless otherwise directed, will be voted “For” proposal 1 and in accordance with the discretion of the person voting the proxy with respect to any other business properly brought before the annual meeting. You may revoke this proxy at any time prior to the time this proxy is voted. Please check the following box if you plan to attend the annual meeting in person. 71030

You can now access your Quicksilver Resources Inc. account online. Access your Quicksilver Resources Inc. account online via Investor ServiceDirect® (ISD). BNY Mellon Shareowner Services, the transfer agent for Quicksilver Resources Inc., now makes it easy and convenient to get current information on your stockholder account. • View account status • View payment history for dividends • View certificate history • Make address changes • View book-entry information • Obtain a duplicate 1099 tax form Visit us on the web at http://www.bnymellon.com/shareowner/isd For Technical Assistance Call 1-877-978-7778 between 9am-7pm Monday-Friday Eastern Time Investor ServiceDirect ® Available 24 hours per day, 7 days per week TOLL FREE NUMBER: 1-800-370-1163 Important notice regarding the Internet availability of proxy materials for the annual meeting of stockholders. The Proxy Statement and the 2009 Annual Report to Stockholders are available at: http://www.proxydocs.com/kwk PROXY QUICKSILVER RESOURCES INC. 777 WEST ROSEDALE STREET, FORT WORTH, TEXAS 76104 This proxy is solicited by the Board of Directors of Quicksilver Resources Inc. for the annual meeting of stockholders to be held on May 19, 2010. The undersigned hereby appoints Philip W. Cook and John C. Cirone and each of them as proxies, each with the power to appoint his substitute, and hereby authorizes each of them to vote all shares of Quicksilver Resources Inc. common stock which the undersigned may be entitled to vote at the annual meeting of stockholders to be held at 9:00 a.m. Central Daylight Time on Wednesday, May 19, 2010 at the Fort Worth Club, 306 West Seventh Street, 12th floor, Fort Worth, Texas 76102, or at any adjournment or postponement thereof, upon the matters set forth on the reverse side and described in the accompanying proxy statement and upon such other business as may properly come before the annual meeting. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned. If no direction is given, this proxy will be voted “For” the nominees listed herein and in accordance with the discretion of the person voting the proxy with respect to any other business properly brought before the annual meeting. Address Change/Comments (Mark the corresponding box on the reverse side) BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250 FOLD AND DETACH HERE (Continued and to be marked, dated and signed, on the other side)